Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
Among
EQUITY OFFICE PROPERTIES TRUST,
EOP OPERATING LIMITED PARTNERSHIP,
BLACKHAWK PARENT LLC,
BLACKHAWK ACQUISITION TRUST
and
BLACKHAWK ACQUISITION L.P.
Dated as of November 19, 2006

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INDEX OF DEFINED TERMS

Acquisition Proposal	2
Action	3
Affiliate	3
Agreement	1
Amended Partnership Agreement	11
Articles of Merger	11
beneficial owner	3
Blue Sky Laws	29
Business Day	3
Buyer Parties	1
Bylaws	11
Capital Expenditures	51
CERCLA	40
Certificate	3
Change in Recommendation	56
Charter	10
Claim	60
Class A Units	3
Closing	12
Closing Date	12
Code	2
Commitment Letters	47
Company	1
Company Board	1
Company Bylaws	3
Company Charter	3
Company Common Share Merger Consideration	14
Company Common Shares	3
Company Employees	58
Company ESPP	59
Company Expenses	72
Company Financial Advisor	43
Company Intellectual Property	37
Company Leases	35
Company Material Adverse Effect	3
Company Merger	1
Company Merger Effective Time	11
Company Parties	1
Company Preferred Share Merger Consideration	14
Company Preferred Shares	4
Company Properties	4
Company Recommendation	54
Company Restricted Shares	14
Company SEC Reports	30
Company Series B Preferred Shares	4
Company Series C Preferred Shares	25
Company Series G Preferred Shares	4
Company Shareholder Approval	28
Company Shareholders’ Meeting	54
Company Termination Fee	72
Company Title Insurance Policy	35
Confidentiality Agreement	55
Continuing Employees	58
Contracts	4
control	5
Credit Agreement	5
Damages Amount	72
Debt Commitment Letter	47
Debt Financing	47
Debt Offers	21
Delaware Courts	76
Disclosure Schedule	5
DRULPA	1
DSOS	11
End Date	69
Environmental Laws	5
Environmental Permits	40
Equity Bridge Commitment Letter	47
Equity Bridge Financing	47
Equity Bridge Providers	47
Equity Funding Letter	47
ERISA	32
ERISA Affiliate	33
Exchange Act	29
Exchange Fund	17
Exchangeable Notes	5
Expenses	71
Financing	47
Financing Commitments	47
Form of Election	16
Former Equityholder	18
GAAP	5
Governmental Authority	5
Governmental Order	69
Ground Lease	36
Ground Leases	36
Guarantee	48
Guarantor	48

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Hazardous Substances	5
HSR Act	29
Incentive Plan	14
Indebtedness	5
Indemnified Parties	59
Intellectual Property	6
IRS	32
JV Entities	24
knowledge of Parent	6
knowledge of the Company	6
Law	6
Lenders	47
Liens	6
Liquidation Payment Date	13
Material Company Leases	35
Material Contract	41
Maximum Premium	61
Merger Consideration	16
Merger Partnership	1
MergerCo	1
MergerCo Preferred Shares	14
MergerCo Series B Preferred Shares	14
MergerCo Series G Preferred Shares	14
Mergers	1
MRL	1
Non-Qualified Account Plans	59
NYSE	29
Offer Documents	21
Operating Partnership	1
Operating Partnership Agreement	6
Operating Partnership Cash Merger Consideration	15
Operating Partnership Merger Consideration	16
Option Merger Consideration	14
Organizational Documents	25
Other Filings	34
Parent	1
Parent Expenses	72
Parent Financing	47
Parent Material Adverse Effect	6
Participation Agreements	36
Partnership Merger	1
Partnership Merger Certificate	11
Partnership Merger Effective Time	11
Partnership SEC Reports	41
Paying Agent	17
Performance Award Merger Consideration	15
Performance Awards	15
Permits	30
Permitted Liens	7
person	7
Plans	32
Post-Signing Returns	65
Property Restrictions	34
Proxy Statement	29
Qualifying Income	73
Redemption Notes	23
REIT	12
Representative	8
SAR Merger Consideration	15
SARs	15
SDAT	11
SEC	29
Section 16	58
Securities Act	29
Senior Notes	8
Series B Preferred Share Merger Consideration	14
Series B Preferred Units	8
Series G Preferred Share Merger Consideration	14
Series G Preferred Units	8
Series H Preferred Unit	8
Share Options	14
Subsidiaries	24
subsidiary	9
Superior Proposal	9
Surviving Entity	10
Surviving Partnership	10
Tax Protection Agreements	40
Tax Returns	37
Taxes	9
Termination Date	69
Third Party	36
Transfer Taxes	63
Unit Election	16
WARN	34

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AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER, dated as of November 19, 2006 (this “Agreement”), is made and entered into by and among EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust (the “Company”), EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (the “Operating Partnership”, and together with the Company, the “Company Parties”), BLACKHAWK PARENT LLC, a Delaware limited liability company (“Parent”), BLACKHAWK ACQUISITION TRUST, a Maryland real estate investment trust and a wholly-owned subsidiary of Parent (“MergerCo”), and BLACKHAWK ACQUISITION L.P., a Delaware limited partnership whose general partner is MergerCo (“Merger Partnership” and together with Parent and MergerCo, the “Buyer Parties”).
          WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into MergerCo (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “MRL”);
          WHEREAS, the parties also wish to effect a merger of Merger Partnership with and into the Operating Partnership (the “Partnership Merger” and together with the Company Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”);
          WHEREAS, the Board of Trustees of the Company (the “Company Board”) has (i) approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement and declared that the Company Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its shareholders on the terms and subject to the conditions set forth herein, (ii) directed that this Agreement, the Company Merger and the other transactions contemplated hereby be submitted for consideration at a meeting of the Company’s shareholders and (iii) recommended the approval of this Agreement and the Company Merger by the Company’s shareholders;
          WHEREAS, the Company, as the sole general partner of the Operating Partnership, has approved this Agreement and the Partnership Merger and deemed it advisable and in the best interests of the Operating Partnership and the limited partners of the Operating Partnership to enter into this Agreement and to consummate the Partnership Merger on the terms and conditions set forth herein;
          WHEREAS, the Board of Trustees of MergerCo has approved this Agreement and the Company Merger and declared that this Agreement and the Company Merger are advisable and in the best interests of MergerCo and its shareholder on the terms and subject to the conditions set forth herein;
          WHEREAS, MergerCo, as the sole general partner of Merger Partnership, has approved this Agreement and the Partnership Merger and deemed it advisable and in the best interests of Merger Partnership and its limited partner to enter into this Agreement and to consummate the Partnership Merger on the terms and subject to the conditions set forth herein;
          WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the Company Merger will be treated as a taxable sale by the Company of all of the Company’s assets to MergerCo in exchange for the Company Common Share Merger Consideration and the Company Preferred Share Merger Consideration provided for herein to be provided to the shareholders of the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such Merger Consideration to the shareholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes; and
          WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01 Definitions. For purposes of this Agreement:
          “Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company, the Operating Partnership or any other Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or the Subsidiaries representing 20% or more of the consolidated assets of the Company and the Subsidiaries taken as a whole, (c) issue, sale or other disposition by the Company or any Subsidiary of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company or 20% or more of the equity interests or general partner interests in the Operating Partnership, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding Company Common Shares or 20% or more of the equity interests or general partner interests in the Operating Partnership, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or the Operating Partnership, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more Subsidiaries or among Subsidiaries.
          “Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation.
          “Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
          “beneficial owner” has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
          “Business Day” or “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.
          “Certificate” or “Certificates” means, unless otherwise specified, any certificate evidencing Company Common Shares.
          “Class A Units” means the Class A Units of the Operating Partnership.
          “Company Bylaws” means the Third Amended and Restated By-Laws of the Company as filed with the SEC as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
          “Company Charter” means the Restated Declaration of Trust of the Company as filed with the SEC as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.
          “Company Common Shares” means the common shares of beneficial interest, par value $.01 per share, of the Company.
          “Company Material Adverse Effect” means, with respect to the Company, an effect, event, development or change that is materially adverse to the assets, business, results of operations or financial condition of the Company, the Subsidiaries and the JV Entities, taken as a whole, other than any effect, event, development or change arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in Law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company, the Subsidiaries and the JV Entities conduct their business (unless, and only to the extent, such effect, event, development or change affects the Company, the Subsidiaries and the JV Entities in a disproportionate manner as compared to other persons or participants in the industries in which the Company, the Subsidiaries and the JV Entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (c) changes in GAAP, (d) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects the Company, the Subsidiaries and the JV Entities in a disproportionate manner as compared to other persons or participants in the industries in which the Company, the Subsidiaries and the JV Entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (f) earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects the Company, the Subsidiaries and the JV Entities, in a disproportionate manner as compared to other persons or participants in the industries in which the Company, the Subsidiaries and the JV Entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (g) any action taken by the Company or the Subsidiaries at the request or with the consent of any of the Buyer Parties or (h) any Action brought or threatened by or on behalf of any holder of equity interests in the Company or any of its Subsidiaries arising out of or relating to the transactions contemplated by this Agreement; provided, however, that with respect to references to Company Material Adverse Effect in the representations and warranties set forth in Section 4.05, the exceptions set forth in clause (d) will not apply. The parties agree that the mere fact of a decrease in the market price of the Company Common Shares shall not, in and of itself, constitute a Company Material Adverse Effect, but any effect, event, development or change underlying such decrease (other than any such effects, events, developments or changes set forth in clauses (a) through (h) above) shall be considered in determining whether there has been a Company Material Adverse Effect.
          “Company Preferred Shares” means the Company Series B Preferred Shares and the Company Series G Preferred Shares, collectively.
          “Company Properties” means all real property interests, excluding space leases, together with all buildings, structures and other improvements and fixtures located on or under such real property interests and all easements, rights and other appurtenances to such real property, owned or held by the Company, the Subsidiaries or the JV Entities, including fee interests, ground leasehold interests and mortgage loans held as lender.
          “Company Series B Preferred Shares” means the 5.25% Series B Convertible, Cumulative Preferred Shares, par value $.01 per share, of the Company.
          “Company Series G Preferred Shares” means the 7.75% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, of the Company.
          “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments or other instruments or obligations, other than Company Leases and Ground Leases.

          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
          “Credit Agreement” means the Revolving Credit Agreement dated as of September 22, 2006 among the Operating Partnership, as borrower, the banks listed on the signature pages thereof, Banc of America Securities LLC, as Joint Lead Arranger and Joint Bookrunner, J.P. Morgan Securities Inc., as Joint Lead Arranger and Joint Bookrunner, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and the Documentation Agents, Senior Managing Agents and Managing Agents named therein.
          “Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company or the Operating Partnership made herein.
          “Environmental Laws” means any Law relating to (i) releases or threatened releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.
          “Exchangeable Notes” means the 4.00% Exchangeable Senior Notes due 2026 of the Operating Partnership and the Company.
          “GAAP” means generally accepted accounting principles as applied in the United States.
          “Governmental Authority” means any United States national, federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or self-regulated entity.
          “Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended as of the date of this Agreement, and all regulations thereunder including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, asbestos, asbestos containing materials, toxic molds, ureaformaldehyde insulation and radon; and (iv) any other contaminant, substance, material or waste regulated pursuant to any Environmental Law.
          “Indebtedness” means, without duplication, (i) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (ii) reimbursement obligations under any letters of credit or similar instruments, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (v) guarantees of any Indebtedness of the foregoing of any other person; provided that, for clarification, Indebtedness shall not include “trade debt” or “trade payables.”
          “Intellectual Property” means all United States, foreign and international intellectual property, including all (i) patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.
          “knowledge of the Company” means the actual knowledge of those individuals listed on Exhibit B hereto, without investigation.
          “knowledge of Parent” means the actual knowledge of those individuals listed on Exhibit C hereto, without investigation.
          “Law” means any United States national, federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.
          “Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, option, right of first refusal or offer, security interest or encumbrance of any kind in respect to such asset.
          “Operating Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of July 2, 2001, as amended by the First Amendment thereto, dated as of July 29, 2002, the Second Amendment thereto, dated as of June 27, 2003, the Third Amendment thereto, dated as of December 8, 2003, the Fourth Amendment thereto, dated as of May 25, 2004, and the Fifth Amendment thereto, dated as of June 9, 2005.
          “Parent Material Adverse Effect” means, with respect to Parent, an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the assets, business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in Law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Parent and its subsidiaries conduct their business (unless, and only to the extent, such effect, event, development or change affects Parent and its subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which Parent and its subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (c) changes in GAAP, (d) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects Parent and its subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which Parent and its subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (f) earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects Parent and its subsidiaries, in a disproportionate manner as compared to other persons or participants in the industries in which Parent and its subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (g) any action taken by Parent and its subsidiaries at the request or with the consent of any of the Buyer Parties or (h) any Action brought or threatened by or on behalf of any holder of equity interests in the Company or any of its Subsidiaries arising out of or relating to the transactions contemplated by this Agreement; provided, however, that with respect to references to Parent Material Adverse Effect in the representations and warranties set forth in Section 5.04, the exceptions set forth in clause (d) will not apply.
          “Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Subsidiary; (iv) with respect to real property, zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality and that do not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property; (v) with respect to real property, any title exception disclosed in any Company Title Insurance Policy provided or made available to Parent (whether material or immaterial), Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in the Disclosure Schedule), the Company Leases and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) any Liens securing Indebtedness permitted or required by this Agreement and/or (vii) other Liens being contested in the ordinary course of business in good faith; provided an appropriate reserve has been established therefor on the Company’s consolidated balance sheet as of September 30, 2006.
          “person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust, association, unincorporated organization or other entity or government, political subdivision, agency or instrumentality of a government.
          “Representative” of a Person means any officer, trustee, director, Affiliate, employee, investment banker, financial advisor, financing source, attorney, accountant, consultant, broker, finder or other agent or representative of such Person.
          “Senior Notes” means the following securities issued by the Operating Partnership or Spieker Properties, L.P., as the case may be: (a) 7.00% Notes due 2007 ($1,500,000 principal amount outstanding), (b) 6.88% Notes due 2007 ($25,000,000 principal amount outstanding), (c) 6.75% Notes due 2008 ($150,000,000 principal amount outstanding), (d) 7.25% Notes due 2009 ($200,000,000 principal amount outstanding), (e) 7.125% Notes due 2009 ($150,000,000 principal amount outstanding), (f) 7.65% Notes due 2010 ($200,000,000 principal amount outstanding), (g) 7.875% Notes due 2016 ($25,000,000 principal amount outstanding), (h) 7.35% Debentures due 2017 ($200,000,000 principal amount outstanding), (i) 7.50% Debentures due 2027 ($150,000,000 principal amount outstanding), (j) 6.763% Notes due 2007 ($300,000,000 principal amount outstanding), (k) 7.41% Senior Notes due 2007 ($50,000,000 principal amount outstanding), (l) 7.75% Note due 2007 ($600,000,000 principal amount outstanding), (m) 6.75% Notes due 2008 ($300,000,000 principal amount outstanding), (n) 6.80% Note due 2009 ($500,000,000 principal amount outstanding), (o) 8.10% Notes due 2010 ($360,000,000 principal amount outstanding), (p) Floating Rate Notes due 2010 ($200,000,000 principal amount outstanding), (q) 4.65% Fixed Rate Notes due 2010 ($800,000,000 principal amount outstanding), (r) 7.00% Notes due 2011 ($1,100,000,000 principal amount outstanding), (s) 6.75% Note due 2012 ($500,000,000 principal amount outstanding), (t) 5.875% Notes due 2013 ($500,000,000 principal amount outstanding), (u) 4.75% Notes due 2014 ($1,000,000,000 principal amount outstanding), (v) Floating Rate Notes due 2014 ($45,000,000 principal amount outstanding), (w) 7.25% Notes due 2018 ($250,000,000 principal amount outstanding), (x) 4.00% Exchangeable Senior Notes due 2026 ($1,500,000,000 principal amount outstanding), (y) 7.25% Notes due 2028 ($225,000,000 principal amount outstanding), (z) 7.50% Notes due 2029 ($200,000,000 principal amount outstanding), (aa) 7.875% Notes due 2031 ($300,000,000 principal amount outstanding), (bb) 7.125% Notes due 2006 ($100,000,000 principal amount outstanding) and (cc) the InterNotes ($74,898,000 total principal amount outstanding).
          “Series B Preferred Units” means the 5.25% Series B Convertible, Cumulative Redeemable Preferred Units of the Operating Partnership.
          “Series G Preferred Units” means the 7.75% Series G Cumulative Redeemable Preferred Units of the Operating Partnership.
          “Series H Preferred Unit” means a Series H Preferred Unit of the Surviving Partnership as defined in the form of Annex A attached as Exhibit A hereto, which shall be annexed to and made part of the Operating Partnership Agreement immediately prior to the Partnership Merger Effective Time.

          “subsidiary” or “subsidiaries” of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which at least 50% of the equity interests is owned, directly or indirectly, by such party.
          “Superior Proposal” means a written Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party (i) that relates to more than 50% of the voting power of the capital stock of the Company or all or substantially all of the assets of the Company and the Subsidiaries taken as a whole, (ii) which the Company Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all of the terms and conditions of the Acquisition Proposal) to be more favorable from a financial point of view to the Company’s shareholders (in their capacities as shareholders) than the Company Merger (including any alterations to this Agreement agreed to in writing by Parent in response thereto), (iii) the material conditions to the consummation of which are all reasonably capable of being satisfied in the judgment of the Company Board, and (iv) for which financing, to the extent required, is then committed or, in the judgment of the Company Board, is reasonably likely to be available.
          “Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker’s compensation, unemployment or compensation taxes, fees and charges, including estimated excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.
     SECTION 1.02 Interpretation and Rules of Construction.
          In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
          (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
          (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;
          (f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
          (h) references to a person are also to its successors and permitted assigns; and
          (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II
THE MERGERS
     SECTION 2.01 Mergers.
          (a) Subject to the terms and conditions of this Agreement, and in accordance with Section 17-211 of the DRULPA, at the Partnership Merger Effective Time, Merger Partnership and the Operating Partnership shall consummate the Partnership Merger pursuant to which (i) Merger Partnership shall be merged with and into the Operating Partnership and the separate existence of Merger Partnership shall thereupon cease and (ii) the Operating Partnership shall be the surviving limited partnership in the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects specified in Section 17-211 of the DRULPA.
          (b) Subject to the terms and conditions of this Agreement, and in accordance with Section 8-501.1 of the MRL, at the Company Merger Effective Time, MergerCo and the Company shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into MergerCo and the separate existence of the Company shall thereupon cease and (ii) MergerCo shall be the surviving real estate investment trust in the Company Merger (the “Surviving Entity”). The Company Merger shall have the effects specified in Section 8-501.1 of the MRL.
     SECTION 2.02 Charter and Bylaws; Partnership Agreements.
          (a) The declaration of trust of MergerCo as in effect immediately prior to the Company Merger Effective Time, shall be the declaration of trust of the Surviving Entity until thereafter amended as provided therein or by Law (including the articles supplementary classifying the MergerCo Preferred Shares, the “Charter”).

          (b) The bylaws of MergerCo, as in effect immediately prior to the Company Merger Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended as provided by Law, by the Charter or by such bylaws (the “Bylaws”).
          (c) At the Company Merger Effective Time, the Surviving Entity shall execute and deliver to the Operating Partnership an acceptance of all of the terms and conditions of the Operating Partnership Agreement and shall thereafter be admitted to the Operating Partnership as the substitute general partner and a substitute limited partner of the Operating Partnership and shall carry on the business of the Operating Partnership without dissolution as provided in the Operating Partnership Agreement. Prior to the Partnership Merger Effective Time, the Company, as the general partner of the Operating Partnership, shall cause the Operating Partnership Agreement to be amended to annex to such agreement Annex A in the form of Exhibit A hereto (as so amended, the “Amended Partnership Agreement”). Following the Company Merger Effective Time, but prior to the Partnership Merger Effective Time, MergerCo, as the new general partner of the Operating Partnership, shall file a certificate of amendment to the certificate of limited partnership of the Operating Partnership to reflect its admission to the Operating Partnership as the new general partner of the Operating Partnership. From and after the Partnership Merger Effective Time, the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Partnership Merger Effective Time, as amended above, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided by Law. From and after the Partnership Merger Effective Time, the Amended Partnership Agreement shall be the partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by Law.
     SECTION 2.03 Effective Times.
          (a) At the Closing and immediately prior to the Partnership Merger Effective Time, MergerCo and the Company shall duly execute and file articles of merger with respect to the Company Merger in a form that complies with the MRL (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) in accordance with the MRL. The Company Merger shall become effective upon such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the MRL as the effective time of the Company Merger but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT (the “Company Merger Effective Time”).
          (b) At the Closing and immediately after the filing of the Articles of Merger and the filing of the certificate of amendment to the certificate of limited partnership of the Operating Partnership as required in Section 2.02(c) above, the Operating Partnership shall file a certificate of merger in a form that complies with the DRULPA (the “Partnership Merger Certificate”) with the Secretary of State of the State of Delaware (the “DSOS”), executed in accordance with the applicable provisions of the DRULPA and shall make all other filings or recordings required under the DRULPA to effect the Partnership Merger. The Partnership Merger shall become effective upon such time as the Partnership Merger Certificate has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DRULPA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

     SECTION 2.04 Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Mergers (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the “Closing Date”). The Closing shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other place as agreed to by the parties hereto.
     SECTION 2.05 Trustees and Officers; General Partner.
          (a) The trustees of MergerCo immediately prior to the Company Merger Effective Time shall be the trustees of the Surviving Entity and the officers of MergerCo immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Entity, each to hold office in accordance with the Charter and Bylaws.
          (b) The general partner of the Surviving Partnership immediately after the Partnership Merger Effective Time shall be MergerCo.
     SECTION 2.06 Other Transactions. Parent shall have the option, in its sole discretion and without requiring the further consent of any of the Company Parties or the board of trustees, board of directors, stockholders or partners of any Company Parties, upon reasonable notice to the Company, to request that the Company, immediately prior to the Closing, (a) convert or cause the conversion of one or more wholly owned Subsidiaries that are organized as corporations into limited liability companies and one or more Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (b) sell or cause to be sold all of the stock, partnership interests or limited liability interests owned, directly or indirectly, by the Company in one or more wholly owned Subsidiaries at a price designated by Parent, and (c) sell or cause to be sold any of the assets of the Company or one or more wholly owned Subsidiaries at a price designated by Parent; provided, however, that (i) neither the Company nor any Subsidiary shall be required to take any action in contravention of any Organizational Document or other Contract, (ii) any such actions or transactions shall be contingent upon all of the conditions set forth in Article VIII having been satisfied (or, with respect to Section 8.02, waived) and receipt by the Company of a written notice from Parent to such effect and that the Buyer Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b) and (c) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Buyer Parties under this Agreement, including payment of the Merger Consideration, (iv) neither the Company nor any Subsidiary shall be required to take any such action that could adversely affect the classification of the Company as a “real estate investment trust” (a “REIT”) within the meaning of Section 856 of the Code or could subject the Company to any “prohibited transactions” taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 and (v) neither the Company nor any Subsidiary shall be required to take any such action that could result in any United States federal, state or local income Tax being imposed on the limited partners of the Operating Partnership. Parent shall upon request by the Company advance to the

Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 2.06 (including reasonable fees and expenses of its Representatives). The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company Parties shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 2.06 or required by Parent pursuant to this Section 2.06.
     SECTION 2.07 Dissolution and Liquidation of the Surviving Entity. As promptly as practicable following the Company Merger Effective Time, the Surviving Entity shall deliver written notice of its election to liquidate and terminate its existence to the holders of the MergerCo Preferred Shares, stating the date and place of payment of the amount distributable to such holders of the MergerCo Preferred Shares in accordance with the terms of the Charter relating to the MergerCo Preferred Shares, which notice will be delivered prior to the payment date stated in the notice (the “Liquidation Payment Date”) in accordance with the terms of the Charter relating to the MergerCo Preferred Shares. On the Liquidation Payment Date, the holders of the MergerCo Preferred Shares will receive distributions from the Surviving Entity equal to the amounts payable to them upon a liquidation of the Surviving Entity in accordance with the terms of the Charter relating to the MergerCo Preferred Shares. The Surviving Entity will undertake dissolution in accordance with the provisions of Section 8-502 of the MRL and will file articles of dissolution with the SDAT. Parent agrees to assume and discharge in accordance with the terms, all of the liabilities and obligations of the Surviving Entity effective on such liquidation.
ARTICLE III
EFFECTS OF THE MERGERS
     SECTION 3.01 Effects on Shares. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the holder of Company Common Shares or holders of any shares in MergerCo:
          (a) Each common share of beneficial interest, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Company Merger Effective Time shall remain as one issued and outstanding common share of beneficial interest of the Surviving Entity.
          (b) Each Company Common Share that is owned by any Subsidiary or by MergerCo immediately prior to the Company Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.
          (c) Each Company Common Share issued and outstanding (including any Company Common Shares held in any Rabbi Trust for the SERP) immediately prior to the Company Merger Effective Time (other than shares to be canceled in accordance with Section

          3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to $48.50, without interest (the “Company Common Share Merger Consideration”).
          (d) (i) Each Company Series B Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time (other than the Company Series B Preferred Shares owned by any Subsidiary or by MergerCo, which shall be automatically cancelled and retired and cease to exist) shall automatically be converted into, and shall be cancelled in exchange for, the right to receive one share of 5.25% Series B Cumulative Preferred Stock, par value $.01 per share (the “MergerCo Series B Preferred Shares”) of the Surviving Entity (the “Series B Preferred Share Merger Consideration”), and (ii) each Company Series G Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time (other than the Company Series G Preferred Shares owned by any Subsidiary or by MergerCo, which shall be automatically cancelled and retired and cease to exist) shall automatically be converted into, and shall be cancelled in exchange for, the right to receive one share of 7.75% Series G Cumulative Redeemable Preferred Stock, par value $.01 per share (the “MergerCo Series G Preferred Shares” and, together with the MergerCo Series B Preferred Shares, the “MergerCo Preferred Shares”) of the Surviving Entity (the “Series G Preferred Share Merger Consideration” and, together with the Series B Preferred Share Merger Consideration, the “Company Preferred Share Merger Consideration”). Immediately prior to the Company Merger Effective Time, the terms of the MergerCo Series B Preferred Shares shall be set forth in the articles supplementary of MergerCo, substantially in the form set forth in Exhibit D hereto, and the terms of the MergerCo Series G Preferred Shares shall be set forth in the articles supplementary of MergerCo, substantially in the form set forth in Exhibit E hereto.
          (e) Immediately prior to the Company Merger Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares (“Company Share Options”) under any employee or trustee share option or compensation plan or arrangement of the Company shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). At the Company Merger Effective Time, each Company Share Option not theretofore exercised shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of Company Common Shares subject to such Company Share Option immediately prior to the Company Merger Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per share of such Company Share Option (the “Option Merger Consideration”), less any applicable Taxes required to be withheld in accordance with Section 3.04 with respect to such payment. If the exercise price per share of any such Company Share Option is equal to or greater than the Company Common Share Merger Consideration, such Company Share Option shall be canceled without any cash payment being made in respect thereof.
          (f) Immediately prior to the Company Merger Effective Time, all restricted share awards (“Company Restricted Shares”) granted pursuant to the 1997 Share Option and Share Award Plan and the 2003 Share Option and Share Incentive Plan (collectively, as amended, modified or supplemented, the “Incentive Plan”) or otherwise that remain unvested automatically shall become fully vested and free of any forfeiture restrictions and each Company

Restricted Share shall be considered an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the Company Common Share Merger Consideration.
          (g) Immediately prior to the Company Merger Effective Time, each outstanding stock appreciation right in respect of Company Common Shares (“SARs”) outstanding under the Incentive Plan shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). At the Company Merger Effective Time, each SAR not theretofore exercised shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of Company Common Shares subject to such SAR immediately prior to the Company Merger Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per share of such SAR (the “SAR Merger Consideration”), less any applicable Taxes required to be withheld in accordance with Section 3.04 with respect to such payment. If the exercise price per share of any such SAR is equal to or greater than the Company Common Share Merger Consideration, such SAR shall be canceled without any cash payment being made in respect thereof.
          (h) Immediately prior to the Company Merger Effective Time, all performance awards (“Performance Awards”) granted under the Strategic Long-Term Incentive Plan and the Deferred Equity Plan pursuant to the Incentive Plan that remain unvested automatically shall become fully vested and free of any forfeiture restrictions and, at the Company Merger Effective Time, shall be paid out, in the case of the Strategic Long-Term Incentive Plan, based on performance through the end of the calendar quarter preceding the date of this Agreement (which would result in maximum payment), and, in the case of the Deferred Equity Plan, at the maximum level, except in a lump sum cash payment equal to the product of (x) the number of Company Common Shares subject to each such Performance Award times (y) the Company Common Share Merger Consideration (the “Performance Award Merger Consideration”), less any applicable Taxes required to be withheld in accordance with Section 3.04 with respect to such payment.
     SECTION 3.02 Effect on Partnership Units.
          (a) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of the Operating Partnership or Merger Partnership:
          (i) Each Class A Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (other than any Class A Units held by the Company or any of its Subsidiaries, which Class A Units shall remain outstanding and unchanged as units of limited partner interest in the Surviving Partnership), subject to the terms and conditions set forth herein, shall be converted, without any action on the part of the holder, into the right to receive cash in an amount equal to the Company Common Share Merger Consideration, without interest (the “Operating Partnership Cash Merger Consideration”); provided, however, that in lieu of the Operating Partnership Cash Merger Consideration, if but only if (x) the holder of such Class A Unit has effectively made and not revoked a valid election pursuant to Section 3.02(b) to receive a Series H Preferred Unit in respect thereof, and (y) the issuance of such Series H Preferred Units would be exempt from registration under the Securities Act and applicable state securities laws, then each of such holder’s Class A Units shall be converted into one fully paid Series H Preferred Unit, without interest (such Class H Preferred Unit and/or Operating Partnership Cash Merger Consideration, the “Operating Partnership Merger Consideration”, and together with the Company Common Share Merger Consideration, the Company Preferred Share Merger Consideration, the Option Merger Consideration, the SAR Merger Consideration and the Performance Award Merger Consideration, the “Merger Consideration”).
          (ii) Each Series B Preferred Unit and each Series G Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain as one issued and outstanding Series B Preferred Unit or Series G Preferred Unit, as the case may be, of the Surviving Partnership.
          (iii) The general partner interests of the Operating Partnership shall remain outstanding and unchanged as general partner interests in the Surviving Partnership, and the holder thereof shall have such rights, duties and obligations as are more fully set forth in the Amended Partnership Agreement.
          (iv) Each partnership interest in Merger Partnership shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto, and no payment shall be made with respect thereto.
          (b) Subject to Section 3.02(b)(iv) and in accordance with Section 3.02(a)(i), each eligible holder of Class A Units shall be entitled, with respect to all, but not less than all, of such holder’s Class A Units, to make an unconditional election, on or prior to the Election Date, to receive in the Operating Partnership Merger in lieu of the Operating Partnership Cash Merger Consideration to which such holder would otherwise be entitled, Series H Preferred Units (a “Unit Election”) as follows:
          (i) Merger Partnership shall prepare and deliver to the Operating Partnership, as promptly as practicable following the date of this Agreement and, in any event, not later than five (5) Business Days after the date on which the Proxy Statement is mailed to the shareholders of the Company, and the Operating Partnership shall mail to the holders of Class A Units, a form of election, which form shall be subject to the reasonable approval of the Company (the “Form of Election”). The Form of Election may be used by each holder of Class A Units to designate such holder’s election to convert all, but not less than all, of the Class A Units held by such holder into Series H Preferred Units. Any such holder’s election to receive Series H Preferred Units shall be deemed to have been properly made only if Parent shall have received at its principal executive office, not later than 5:00 p.m., New York City time on that date that is five Business Days before the scheduled date of the Company Shareholders’ Meeting (the “Election Date”), a Form of Election specifying that such holder elects to receive Series H Preferred Units and otherwise properly completed and signed. The Form of Election shall state therein the date that constitutes the Election Date.

          (ii) A Form of Election may be revoked by any holder of a Class A Unit only by written notice received by Parent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Partnership Merger has been abandoned.
          (iii) The reasonable determination of Parent shall be binding as to whether or not elections to receive Series H Preferred Units have been properly made or revoked. If Parent determines that any election to receive Series H Preferred Units was not properly made, the Class A Units with respect to which such election was not properly made shall be converted into Operating Partnership Cash Merger Consideration in accordance with Section 3.02(a). Parent may, with the agreement of the Company, make such rules as are consistent with this Section 3.02(b) for the implementation of elections provided for herein as shall be necessary or desirable to fully effect such elections.
          (iv) Each holder of Class A Units, as a condition to making a Unit Election with respect to such holder’s Class A Units, shall (x) represent to Parent that such holder is an Accredited Investor (as such term is defined under Rule 501 promulgated under the Securities Act) and (y) agree to be bound by the terms of the limited partnership agreement of the Surviving Partnership as it will be in effect immediately following the Partnership Merger Effective Time (which agreement shall incorporate the terms of the Series H Preferred Units set forth in Annex A attached as Exhibit A hereto and any other terms determined by Parent that are not inconsistent with the terms of the Series H Preferred Units (including terms of the Amended Partnership Agreement that are subject to the voting rights specified in I(ii) of Annex A) and such matters).
          (v) The Company Parties agree to reasonably cooperate with Parent in preparing any disclosure statement or other disclosure information to accompany the Form of Election, including information applicable to an offering of securities exempt from registration under the Securities Act pursuant to Rule 506 thereunder, each of which shall be subject to the reasonable approval of the Company.
          (vi) Promptly after the Partnership Merger Effective Time (but in any event within five (5) Business Days), Parent shall deliver to each holder of Class A Units entitled to receive Series H Preferred Units pursuant to the terms of this Section 3.02, a notice confirming such holder’s record ownership of the Series H Preferred Unit issuable pursuant hereto in respect of such Class A Units.
     SECTION 3.03 Exchange of Certificates and Uncertificated Units; Paying Agent.
          (a) Paying Agent. Prior to the Company Merger Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III of the Merger Consideration (collectively, such cash and securities being referred to as the “Exchange Fund”). On or before the Company Merger Effective Time, Parent shall deposit with the Paying Agent the Merger Consideration, for the benefit of the holders of

Company Common Shares, Company Share Options and Class A Units, as applicable. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.
          (b) Company Preferred Shares. The MergerCo Preferred Shares will be uncertificated and any certificates that, prior to the Company Merger Effective Time, evidenced Company Series B Preferred Shares or Company Series G Preferred Shares will thereafter be treated by MergerCo as if such certificates evidenced the MergerCo Series B Preferred Shares or MergerCo Series G Preferred Shares, as the case may be, constituting the applicable Merger Consideration.
          (c) Share Transfer Books. At the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, the share and unit transfer books of the Company and the Operating Partnership shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares, Company Restricted Shares, Company Preferred Shares, or Class A Units, as applicable. From and after the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, persons who held Company Common Shares, Company Restricted Shares, Company Preferred Shares, or Class A Units immediately prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, shall cease to have rights with respect to such shares or units, except as otherwise provided for herein. On or after the Company Merger Effective Time, any Certificates presented to the Paying Agent, the Surviving Entity or the transfer agent for any reason shall be exchanged for the applicable Merger Consideration with respect to the Company Common Shares formerly represented thereby.
          (d) Exchange Procedures for Certificates and Uncertificated Class A Units. Promptly after the Company Merger Effective Time (but in any event within five (5) Business Days), Parent shall cause the Paying Agent to mail to each person who immediately prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, held Company Common Shares or Class A Units entitled to receive Series H Preferred Units pursuant to the terms of Section 3.02 (each, a “Former Equityholder”), pursuant to Section 3.01: (i) a customary letter of transmittal which shall be subject to the prior approval of the Company (which shall specify that, if applicable, delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) if applicable, instructions for use in effecting the surrender of the Former Equityholder’s Certificates in exchange for the applicable Merger Consideration to which the holder thereof is entitled. Upon (i) if applicable, surrender by a Former Equityholder of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, and (ii) delivery by such Former Equityholder of such letter of transmittal (together with such Certificate, if applicable), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, such Former Equityholder shall receive in exchange therefor the applicable Merger Consideration payable in respect of the Company Common Shares or Class A Units, pursuant to the provisions of this Article III, and the Certificate (if any) so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares or Class A Units that is not registered in the transfer records of the Company or the Operating Partnership, if applicable, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, to represent only the right to receive, upon such surrender, the applicable Merger Consideration as contemplated by this Section 3.03. No interest shall be paid or accrue on any Merger Consideration. Promptly after the Company Merger Effective Time (but in any event within five (5) Business Days), Parent shall pay to each holder of a Company Share Option, SAR or Performance Award cancelled in accordance with this Article III the Option Merger Consideration, the SAR Merger Consideration or the Performance Award Merger Consideration, as applicable.
          (e) No Further Ownership Rights in Company Common Shares, Company Preferred Shares, Class A Units or Company Share Options. At the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, holders of Company Common Shares, Company Preferred Shares, or Class A Units (that are converted into the right to receive cash in the Partnership Merger pursuant to Section 3.02(a)) shall cease to be, and shall have no rights as, shareholders of the Company or limited partners of the Operating Partnership other than the right to receive the applicable Merger Consideration provided under this Article III. The applicable Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares, Company Preferred Shares, and Class A Units exchanged therefor and, if applicable, represented by Certificates exchanged therefor. The Option Merger Consideration, SAR Merger Consideration or Performance Award Merger Consideration paid with respect to Company Share Options, SARs and Performance Awards, respectively, in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Share Options, SARs and Performance Awards, as applicable, and on and after the Company Merger Effective Time the holder of a Company Share Option, SAR or Performance Award shall have no further rights with respect thereto, other than the right to receive the Option Merger Consideration, SAR Merger Consideration or Performance Award Merger Consideration as provided in Section 3.01(e).
          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares, Class A Units, Company Share Options, SARs or Performance Awards for twelve (12) months after the Company Merger Effective Time shall be delivered to the Surviving Entity, and any holders of Company Common Shares, Class A Units, Company Share Options, SARs or Performance Awards prior to the applicable Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Entity and Parent for payment of the applicable Merger Consideration.

          (g) No Liability. None of the Buyer Parties, Company Parties or the Paying Agent, or any employee, officer, director, shareholder, partner, agent or Affiliate thereof, shall be liable to any person in respect of any Merger Consideration, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (h) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.
          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in such amount as Parent or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect thereof pursuant to this Agreement.
     SECTION 3.04 Withholding Rights. The Surviving Entity, Parent or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Share Options, Company Restricted Shares, SARs, Performance Awards, Company Preferred Shares or Class A Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Entity, Parent or the Paying Agent, as applicable, such withheld amounts (i) shall be remitted by the Surviving Entity, Parent or the Paying Agent, as the case may be, to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Company Share Options, Company Restricted Shares, SARs, Performance Awards, Company Preferred Shares or Class A Units in respect of which such deduction and withholding was made by the Surviving Entity, Parent or the Paying Agent, as applicable.
     SECTION 3.05 Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated hereby.
     SECTION 3.06 Termination of DRIP. The Company shall take all actions necessary to terminate its Dividend Reinvestment and Share Purchase Plan (the “DRIP”), effective as soon as possible after the date of this Agreement, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Entity or any other Company Party or Buyer Party as a result of such purchase or the exercise of such rights at or after such date.

     SECTION 3.07 Debt Offers.
          (a) The Company and the Operating Partnership shall use their respective commercially reasonable efforts to commence as promptly as practicable following the date of receipt of the Offer Documents from Parent pursuant to subparagraph (ii) below and written instructions from Parent to commence the Debt Offers, offers to purchase, and related consent solicitations (or, in the case of the Exchangeable Notes, a consent solicitation which is not related to a concurrent tender offer) with respect to Senior Notes on the terms and conditions set forth in Section 3.07(a) of the Disclosure Schedule prepared by Parent (or as may otherwise be agreed between the Company and Parent) and such other customary terms and conditions as are reasonably acceptable to Parent and the Company (including the related or stand-alone consent solicitations, collectively, the “Debt Offers”); provided that (i) this Agreement shall have not been terminated in accordance with Section 9.01, (ii) the Company shall have received from Parent the completed Offer Documents which shall be in form and substance reasonably satisfactory to the Company, and (iii) at the time of such commencement, the Buyer Parties shall have otherwise performed or complied with all of their agreements and covenants required by this Agreement to be performed on or prior to the time that the Debt Offers are to be commenced. The Company and the Operating Partnership shall waive any of the conditions to the Debt Offers (other than that the Mergers shall have been consummated and that there shall be no order prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent in writing and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as agreed between Parent and the Company. Neither the Company nor the Operating Partnership need make any change to the terms and conditions of the Debt Offers without their prior written consent, which shall not be unreasonably withheld, provided that such consent shall not be required for an increase in any consideration payable in the Debt Offers or for any change that is not material.
          (b) The Company and the Operating Partnership agree that, promptly following the consent expiration date, assuming the requisite consents are received, each of the Company, the Operating Partnership and the Subsidiaries as is necessary shall execute supplemental indentures to the indentures governing the Senior Notes, which supplemental indentures shall implement the amendments set forth in the Offer Documents and shall become operative upon acceptance of the Senior Notes for payment pursuant to the Debt Offers and concurrently with the Company Merger Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrent with the Partnership Merger Effective Time, Parent shall cause the Company or the Operating Partnership to accept for payment and after the Partnership Merger Effective Time, Parent shall cause the Surviving Entity or the Operating Partnership to promptly pay for the Senior Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offers and, subject to receipt of the requisite consents, pay for consents validly delivered and not revoked in accordance with the Debt Offers.
          (c) Promptly after the date of this Agreement, Parent, at its own expense, shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the offers to purchase, related consents and letters of transmittal and other related documents (collectively, the “Offer Documents”). Parent, the Company and the Operating Partnership shall, and shall cause their respective subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Senior Notes in connection with the Debt Offers shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable in form and substance to each of them. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the Company and the Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party in writing, and an appropriate amendment or supplement describing such information shall be disseminated by or on behalf of the Company and the Operating Partnership to the holders of the applicable Senior Notes. Notwithstanding anything to the contrary in this Section 3.07, the Company and the Operating Partnership shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Debt Offers. To the extent that the provisions of any applicable Law conflict with this Section 3.07, the Company and the Operating Partnership shall comply with the applicable Law and shall not be deemed to have breached their obligations hereunder by such compliance.
          (d) In connection with the Debt Offers, Parent may select one or more dealer managers or solicitation agents (of which one such dealer manager or solicitation agent shall be the Company Financial Advisor and which others will be reasonably acceptable to the Company), information agents, depositaries and other agents to provide assistance in connection therewith and the Company and the Operating Partnership shall, and shall cause the Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Parent. Parent shall pay the fees and expenses of any dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Offers, and Parent further agrees to reimburse the Company and the Operating Partnership and the Subsidiaries for all of their reasonable out-of-pocket costs (including reasonable fees and expenses of their Representatives) in connection with the Debt Offers promptly following incurrence and delivery of reasonable documentation of such costs. The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries, their Representatives (other than any direct indemnification of any dealer manager or solicitation agent, which shall be indemnified under the applicable dealer manager or solicitation agent agreement; provided, however, that the Buyer Parties shall indemnify the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any dealer manager or solicitation agent agreement) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Offers and the Offer Documents; provided, however, that none of the Buyer Parties shall have any obligation to indemnify and hold harmless any such party or person to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the Company and its Subsidiaries supplied by such party or person or included in any Company SEC Report that is determined to have contained a material misstatement or omission.

     SECTION 3.08 Redemption and Satisfaction and Discharge.
          (a) (i) The Operating Partnership shall pay at maturity the $100,000,000 7.125% Notes due December 1, 2006 and shall use its reasonable best efforts to redeem the $1,500,000 7.0% Notes due February 1, 2007, $25,000,000 6.88% Notes due April 30, 2007 and $25,000,000 7.875% Notes due December 1, 2016 (collectively, the “Redemption Notes”) as soon as practicable but in any event within 85 days of the date of this Agreement in accordance with the terms of such Redemption Notes and related indentures.
          (b) To the extent that, as of the Closing Date, the requisite consents specified in Section 3.07(a) of the Disclosure Schedule have not been validly delivered (without having been properly withdrawn) in accordance with the Debt Offers with respect to any series of Senior Notes by the holders thereof, the Company and the Operating Partnership shall, immediately prior to the Company Merger Effective Time, issue an irrevocable notice of optional redemption for all of the then outstanding Senior Notes of such series as have not delivered the requisite consents and which are redeemable in accordance with the terms of such series of Senior Notes and the applicable indenture governing such series of the Senior Notes and which shall provide for the satisfaction and discharge of such Senior Notes and such indentures with respect to such series of Senior Notes; provided, Parent shall have provided written notice to the Company confirming that all conditions set forth in Sections 8.01 and 8.02 have been satisfied (or with respect to Section 8.02, except for Section 8.02(g), waived) and that the Buyer Parties are prepared to proceed immediately with the Closing; and provided further that, the Buyer Parties shall have irrevocably deposited with the applicable trustee under each indenture sufficient funds to effect such satisfaction and discharge.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE OPERATING PARTNERSHIP
          Except as set forth in the Disclosure Schedule, the Company and the Operating Partnership hereby jointly and severally represent and warrant to the Buyer Parties as follows:
     SECTION 4.01 Organization and Qualification; Subsidiaries; Authority.
          (a) Each Company Party is a real estate investment trust or limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland or the State of Delaware, as applicable. Each Company Party is duly qualified or licensed to do business as a foreign trust or limited partnership and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Party has all requisite real estate investment trust or partnership power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted in all material respects.

          (b) The outstanding equity of each of the Company’s subsidiaries, including the Operating Partnership (the “Subsidiaries”), is owned by the Company or a wholly owned Subsidiary except as set forth in Section 4.01(b) or 4.03(g) of the Disclosure Schedule (which Section of the Disclosure Schedule sets forth in respect of such Subsidiaries the outstanding equity of each such Subsidiary owned by Persons other than the Company or a wholly owned Subsidiary, together with the names of such other Persons). Except as set forth in Sections 4.01(b) and 4.01(c) of the Disclosure Schedule and except for any buy/sell rights, rights of first offer or refusal or similar contractual rights under any Contracts set forth in Sections 4.13 and 4.17 of the Disclosure Schedule and in the Company Leases, the Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, or any other securities convertible or exchangeable into or exercisable for stock of or other equity interest in, any Person with an aggregate fair market value with respect to such Person in excess of $5,000,000. Except as set forth in Section 4.01(b) and 4.01(c) of the Disclosure Schedule, all issued and outstanding shares or other equity interests of each Subsidiary and JV Entity are owned directly or indirectly by the Company or a wholly owned Subsidiary, free and clear of all Liens other than Liens specified in the organizational documents of JV Entities, or in loan documents that are Material Contracts or, in the case of a JV Entity, other loan documents applicable to such JV Entity. Each Subsidiary and, to the knowledge of the Company, each JV Entity, is a corporation, partnership or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, except where the failure to be so incorporated, formed, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Subsidiaries and, to the knowledge of the Company, the JV Entities, has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Each of the Operating Partnership, the other Subsidiaries and, to the knowledge of the Company, each JV Entity, is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (c) A correct and complete list of Persons, other than the Subsidiaries, in which the Company or any Subsidiary has a direct or indirect equity interest having a fair market value in excess of $5,000,000 (the “JV Entities”), together with the names of the other members and partners in each JV Entity and the respective percentage stated interests of each such member or partner in each JV Entity is set forth in Section 4.01(c) of the Disclosure Schedule.
     SECTION 4.02 Organizational Documents. The Company has previously provided or made available complete copies of the Company Charter, which constitutes the declaration of trust of the Company as in effect on the date hereof, and the Company Bylaws, the Operating Partnership Agreement, and the certificate of limited partnership of the Operating Partnership (and in each case, all amendments thereto) and the material organizational documents of each of the JV Entities in its possession (collectively, the “Organizational

Documents”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all Organizational Documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company or any of the Subsidiaries or, to the knowledge of the Company, the JV Entities have been commenced and (ii) neither the Company nor any Subsidiary is in violation of any of the Organizational Documents.
     SECTION 4.03 Capitalization.
          (a) The authorized shares of beneficial interest of the Company consist of 750,000,000 Company Common Shares and 100,000,000 preferred shares of beneficial interest, par value $0.01 per share, of the Company, of which (i) 7,000,000 shares have been designated as Company Series B Preferred Shares, (ii) 4,600,000 shares have been designated as 8 5/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Company Series C Preferred Shares”) and (iii) 9,200,000 shares have been designated as Company Series G Preferred Shares. As of November 17, 2006, (i) 351,963,875 Company Common Shares (which includes 1,853,739 Company Restricted Shares), (ii) 5,989,930 Company Series B Preferred Shares, (iii) no Company Series C Preferred Shares and (iv) 8,500,000 Company Series G Preferred Shares were issued and outstanding. As of November 17, 2006, 14,557,547 Company Common Shares have been reserved for issuance pursuant to the Company Share Options and no Company Common Shares have been reserved for issuance pursuant to the SARs. As of November 17, 2006, 14,557,547 Company Share Options to purchase 14,557,547 Company Common Shares were outstanding under the Incentive Plan and 1,254 SARs in respect of 1,254 Company Common Shares were outstanding under the Incentive Plan. As of November 17, 2006, 186,701 Performance Awards in respect of a maximum number of 373,402 Company Common Shares were outstanding. As of November 17, 2006, 38,531,496 Company Common Shares have been reserved for issuance upon the redemption of Class A Units outstanding on the date hereof, 8,389,256 Company Common Shares have been reserved for issuance upon the conversion of the Company Series B Preferred Shares, 41,424,900 Company Common Shares have been reserved for issuance upon the conversion of the Exchangeable Notes, 296,768 Company Common Shares have been reserved for issuance pursuant to the Strategic Long-Term Incentive Plan, 76,634 Company Common Shares have been reserved for issuance pursuant to the Deferred Equity Plan and 2,000,000 Company Common Shares have previously been reserved for issuance pursuant to the Company ESPP. As of November 17, 2006, the Company had no Company Common Shares reserved for issuance or required to be reserved for issuance other than as described above. Since November 17, 2006 and through the date of this Agreement, other than in connection with the issuance of Company Common Shares pursuant to the exercise of Company Share Options or SARs or redemption or conversion of Class A Units, in each case outstanding as of November 17, 2006, there has been no change in the number of shares of outstanding capital stock of the Company or Company Share Options or the number of outstanding Performance Awards. All issued and outstanding shares of the Company and the Subsidiaries are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provision of Law or the applicable Organizational Documents.

          (b) Except for the Company Share Options, SARs, Performance Awards, Class A Units, the Exchangeable Notes, the Company Series B Preferred Shares or as set forth in Section 4.03(b) of the Disclosure Schedule, there are no options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any shares of capital stock of the Company or other equity interest in the Company, or any investment that is convertible into or exercisable or exchangeable for any such shares. Section 4.03(b) of the Disclosure Schedule sets forth a true, complete and correct list of the Company Share Options as of the date of this Agreement, including the name of the Person to whom such Company Share Options have been granted, the number of shares subject to each Company Share Option, the per share exercise price or purchase price for each Company Share Option.
          (c) Section 4.03(c) of the Disclosure Schedule sets forth a true, complete and correct list of the unvested Company Restricted Shares as of November 17, 2006, including the name of the Person to whom such Company Restricted Shares have been granted for each such award. As of November 17, 2006, there were 1,853,739 Company Restricted Shares issued and outstanding.
          (d) Section 4.03(d) of the Disclosure Schedule sets forth a true, complete and correct list of the cash payable (or formula for determining) in connection with the Company’s stock value unit awards outstanding as of the date of this Agreement, including the name of the Person to whom such cash awards have been granted for each such award. Except as set forth in Sections 4.03(c) or (d) of the Disclosure Schedule, the Company does not have outstanding any share appreciation rights, dividend equivalent rights, stock-based performance awards, restricted stock unit awards or “phantom” shares.
          (e) Except as set forth in the Company Charter, the Company Bylaws or Section 4.03(e) of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any Company Common Shares or which restrict the transfer of any such shares, nor as of the date of this Agreement does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares. Except for the Exchangeable Notes and the Company Preferred Shares, none of the Company or any Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into, exchangeable into or exercisable for securities having the right to vote) on any matter that the shareholders of the Company or partners of the Operating Partnership may vote.
          (f) Except as set forth in the Section 4.03(f)(ii) of the Disclosure Schedule or the Organizational Documents, there are no outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares or capital stock of any Subsidiary.
          (g) The Company is the sole general partner of the Operating Partnership. As of the date hereof, the Company held 351,963,875 Class A Units, 5,989,930 Series B Preferred Units and 8,500,000 Series G Preferred Units. In addition to the Class A Units held by the Company, as of November 17, 2006, 38,531,496 Class A Units, no Series B Preferred Units and

no Series G Preferred Units were issued and outstanding and no other units or equity interests in the Operating Partnership were issued and outstanding. Since November 17, 2006 and through the date of this Agreement, other than in connection with the redemption or conversion of Class A Units in accordance with the Operating Partnership Agreement, there have been no changes in the number of outstanding units of the Operating Partnership. Section 4.03(g) of the Disclosure Schedule sets forth a list of all holders of Class A Units of partnership interest in the Operating Partnership other than the Company as of November 17, 2006, including the name of the Person holding each such unit, and the number and type (e.g., general, limited, etc.). Except as set forth in the Operating Partnership Agreement, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company, the Operating Partnership or any other Subsidiary to issue, repurchase, redeem, transfer or sell any partnership interests of the Operating Partnership. Except as set forth in Section 4.03(g) of the Disclosure Schedule, the partnership interests in the Operating Partnership that are owned by the Company are owned free and clear of any Liens and are subject only to the restrictions on transfer set forth in the Operating Partnership Agreement and those imposed by applicable Law.
          (h) As of the date of this Agreement, there is no outstanding indebtedness for borrowed money of the Company and the Subsidiaries in excess of $10,000,000 in principal amount, other than indebtedness in the amounts identified by instrument in Section 4.03(h) of the Disclosure Schedule and excluding inter-company Indebtedness among the Company and the Subsidiaries.
          (i) The Company does not have a “poison pill” or similar stockholder rights plan.
     SECTION 4.04 Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements.
          (a) The Company has all necessary real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approvals described in the penultimate sentence of this Section 4.04(a), to consummate the transactions contemplated by this Agreement to which the Company is a party, including the Company Merger. The Company Board has (i) approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement and declared that the Company Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its shareholders on the terms and subject to the conditions set forth herein, (ii) directed that this Agreement and the Company Merger be submitted for consideration at a meeting of the Company’s shareholders and (iii) recommended the approval of this Agreement and the Company Merger by the Company’s shareholders. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Company Merger, have been duly and validly authorized by all necessary real estate investment trust action on behalf of the Company. No other real estate investment trust proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Company Merger, other than (i) the affirmative approval of the Company Merger by at least a majority of all the votes entitled to be cast on the matter by the holders of all outstanding Company Common

Shares (the“ Company Shareholder Approval”), and (ii) the execution, filing with, and the acceptance for record by, the SDAT of the Articles of Merger as required by the MRL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the Buyer Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          (b) The Operating Partnership (through the Company as its general partner) has all necessary partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which the Operating Partnership is a party, including the Partnership Merger. The execution, delivery and performance by the Operating Partnership of this Agreement and the consummation by the Operating Partnership of the transactions contemplated by this Agreement, including the Partnership Merger, have been duly and validly authorized by all necessary partnership action on behalf of the Operating Partnership, including by all necessary action of the partners of the Operating Partnership, and no other partnership proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Partnership Merger, other than the filing of the Partnership Merger Certificate as required by the DRULPA. Other than the approvals of the partners of the Operating Partnership, which approval has been obtained, and the Company Shareholder Approval, no other vote or approval of the holders of any class or series of the capital stock, partnership interests or other equity interest of the Company or any of the Subsidiaries is necessary to approve the Company Merger, the Partnership Merger and the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Operating Partnership (and by the Company on behalf of the Operating Partnership) and, assuming the due authorization, execution and delivery by each of the Buyer Parties, constitutes a legal, valid and binding obligation of the Operating Partnership, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          (c) The Company Parties have taken all action required to be taken by them in order to exempt this Agreement, the Company Merger and the Partnership Merger, and this Agreement, the Company Merger and the Partnership Merger are exempt, from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other takeover Laws of the MRL, the Maryland General Corporation Law or the DRULPA.
     SECTION 4.05 No Conflict; Required Filings and Consents.
          (a) Except as set forth in Section 4.05(a) of the Disclosure Schedule and except as set forth in the Organizational Documents, Ground Leases, loan documents evidencing or securing Indebtedness, all of which have been made available to Parent, subject to the receipt of the Company Shareholder Approval, the execution and delivery of this Agreement by any of the Company Parties do not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate (1) the Company Charter or the Company Bylaws, (2) the Operating Partnership Agreement or the certificate of limited partnership of the Operating Partnership or (3) the organizational documents of any Subsidiary or, to the knowledge of the Company, the organizational documents of any JV Entity, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 4.05 have been obtained and all filings and obligations described in subsection (b) of this Section 4.05 have been made, conflict with or violate any Law applicable to the Company, the Operating Partnership or any Subsidiary or, to the knowledge of the Company, any JV Entity, or by which any property or asset of the Company, the Operating Partnership or any Subsidiary or, to the knowledge of the Company, any JV Entity, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation or any right to purchase or sell assets or equity) under, result in the loss of any material right or benefit under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company, the Operating Partnership or any Subsidiary or, to the knowledge of the Company, any JV Entity, pursuant to, any of the terms, conditions or provisions of any material Permit, Material Company Lease or Material Contract to which the Company or any Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (i)(3), (ii) and (iii), any matter, event or consequence described herein that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.
          (b) The execution and delivery by the Company Parties of this Agreement does not, and the performance of their respective obligations hereunder will not, require any consent, approval, order, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Merger to be sent to the Company’s shareholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12 promulgated under the Exchange Act, (D) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), (E) the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT, and (F) the filing of the Partnership Merger Certificate with, and the acceptance for record thereof by, the DSOS, (G) such filings as may be required in connection with the payment of any transfer and gain taxes, and (H) filings required by federal, state or local Environmental Laws, or and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.
     SECTION 4.06 Permits; Compliance with Laws.

          (a) Except as set forth in Section 4.06(a) of the Disclosure Schedule, each of the Company, the Operating Partnership and the other Subsidiaries and, to the knowledge of the Company, the JV Entities, is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to possess the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. No suspension or cancellation of any Permits is pending or, to the knowledge of the Company, threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (b) Except as set forth in Section 4.06(b) of the Disclosure Schedule, none of the Company, the Operating Partnership, any other Subsidiary nor, to the knowledge of the Company, any JV Entity is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company, the Operating Partnership, any other Subsidiary or, to the knowledge of the Company, any JV Entity, or by which any property or asset of the Company, the Operating Partnership, any other Subsidiary or, to the knowledge of the Company, any JV Entity is bound or (ii) any Permit, in each case except for any such conflicts, defaults, breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     SECTION 4.07 SEC Filings; Financial Statements; No Unknown Liabilities.
          (a) Each of the Company and the Operating Partnership has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since January 1, 2004 (the “Company SEC Reports”). The Company SEC Reports (other than preliminary material), each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries on the other hand since January 1, 2004. Except as set forth in Section 4.07(a) of the Disclosure Schedule, no Subsidiary other than the Operating Partnership is or has been required to file any form, report or other document with the SEC or any securities exchange or quotation service.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries or the Operating Partnership and its consolidated subsidiaries, as the case may be, as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments).
          (c) Except (i) as set forth in Section 4.07(c) of the Disclosure Schedule, (ii) to the extent set forth on the consolidated balance sheet of the Company as of September 30, 2006 (including the notes thereto) included in the Company’s Form 10-Q for the quarter ended September 30, 2006, (iii) liabilities incurred on behalf of the Company or any Subsidiary in connection with this Agreement, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, none of the Company or its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect.
     SECTION 4.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since December 31, 2005 through the date hereof, (a) each of the Company, the Operating Partnership and the other Subsidiaries has conducted its business substantially in the ordinary course consistent with past practice, (b) there has not been an effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, has resulted or would reasonably be expected to result in a Company Material Adverse Effect, (c) there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company Preferred Shares, Company Common Shares or the Class A Units other than (i) regular quarterly cash dividends at a rate equal to $0.33 per Company Common Share, (ii) dividends paid to holders of the Company Preferred Shares in accordance with the terms of such securities, and (iii) distributions paid to holders of Class A Units in accordance with the terms of the Operating Partnership Agreement, and (d) there has not been any material change in any tax method or election by the Company or any Subsidiary.
     SECTION 4.09 Absence of Litigation. Except (i) as listed in Section 4.09 of the Disclosure Schedule or (ii) as set forth in the Company SEC Reports filed prior to the date of this Agreement, there is no Action pending (in which service of process has been received by an employee of the Company or any Subsidiary) or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of its or their respective properties or assets or any director, officer or employee of the Company or any Subsidiaries or other Person, in each case, for whom the Company or any Subsidiaries may be liable, except as would not, individually or in the aggregate, (x) prevent or materially impair or delay the ability of any Company Party to perform its obligations under this Agreement, the consummation of the Mergers or any other transaction contemplated by this Agreement or (y) have a Company Material Adverse Effect. None of the Company and its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, (x) prevent or materially impair or delay the ability of any Company Party to perform its obligations under this Agreement, the consummation of the Mergers or any other transaction contemplated by this Agreement or (y) have a Company Material Adverse Effect.

     SECTION 4.10 Employee Benefit Plans.
          (a) Section 4.10(a) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which the Company or any “ERISA Affiliate” (as defined in Section 4.10(g)) is a party, with respect to which the Company or any ERISA Affiliate has any current or future obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, director or independent contractor of the Company or any ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, whether or not listed in Section 4.10(a) of the Disclosure Schedule, and without qualification for materiality as provided above, collectively, the “Plans”). The Company has made available to Parent copies of the following: (i) the Plans set forth on Section 4.10(a) of the Disclosure Schedule, (ii) the annual report (Form 5500), if any, filed with the Internal Revenue Service (“IRS”) for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to a Plan set forth on Section 4.10(a) of the Disclosure Schedule, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan set forth on Section 4.10(a) of the Disclosure Schedule, (v) the most recent summary plan description, if any, for such Plan set forth on Section 4.10(a) of the Disclosure Schedule (or other descriptions of such Plan provided to employees) and all modifications thereto, and (vi) all material correspondence with the Department of Labor or the IRS.
          (b) Each Plan has been established and operated in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No Action is pending or, to the knowledge of the Company, threatened, with respect to any Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, have a Company Material Adverse Effect.
          (c) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
          (d) Except as set forth in Section 4.10(d)(i) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate, sponsors, has sponsored or has any obligation with respect to any employee benefit plan that is subject to the provisions of Title IV of ERISA, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employee beneficiary association or is a multiemployer plan within the meaning of

Section 3(37) of ERISA. Except as set forth in Section 4.10(d)(ii) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required by Section 4980B of the Code.
          (e) Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.
          (f) Except as contemplated by Section 3.01(e), (f), (g) and (h), or as set forth in Section 4.10(f)(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Mergers and the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any ERISA Affiliate. Except as set forth in Section 4.10(f)(ii) of the Disclosure Schedule, no Plan, either individually or collectively, provides for any payment by the Company or any ERISA Affiliate that would constitute a “parachute payment” within the meaning of Section 280G of the Code after giving effect to the transactions contemplated by this Agreement (either alone or in conjunction with any other event).
          (g) For purposes of this Section 4.10, an entity is an “ERISA Affiliate” of the Company if it is considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA.
     SECTION 4.11 Labor Matters.
          (a) Except as set forth in Section 4.11 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary. Except as set forth in Section 4.11 of the Disclosure Schedule or as would not, individually or the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Subsidiary under such agreement or contract, (ii) none of the employees of the Company or its Subsidiaries is represented by a union, (iii) to the knowledge of the Company no union organizing efforts have been conducted within the last three years or are now being conducted, and (iv) to the knowledge of the Company, there is no and has not been a, strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any Subsidiary.
          (b) Except as would not, individually or the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law within the last six months which remains unsatisfied.
     SECTION 4.12 Information Supplied. The information supplied by the Company Parties for inclusion or incorporation by reference in the Proxy Statement or any other document to be filed with the SEC or provided to holders of Class A Units in connection with the transactions contemplated by this Agreement (the “Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing at the date it is first mailed to the Company’s shareholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made (or omitted to be made) by the Company Parties with respect to statements made or incorporated by reference therein based on information supplied by Buyer Parties in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All documents that the Company is responsible for filing with the SEC in connection with the Mergers, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
     SECTION 4.13 Property and Leases.
          (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Section 4.13(a) of the Disclosure Schedule sets forth a correct and complete list of all Company Properties owned or held or in which the Company has an interest as a mortgage or mezzanine lender as of the date hereof by the Company and the Subsidiaries or, to the knowledge of the Company, the JV Entities and (ii) as of the date hereof, the Operating Partnership, other Subsidiaries of the Company or, to the knowledge of the Company, the JV Entities own or, if so indicated in Section 4.13(a) of the Disclosure Schedule, lease each of the Company Properties, in each case, free and clear of any Liens, title defects, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for Permitted Liens.
          (b) Except as set forth on Section 4.13(b) of the Disclosure Schedule, as of the date hereof, none of the Company and the Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to have in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties or operations which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
          (c) Except where the failure to have such policies, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or except as provided in Section 4.13(c) of the Disclosure Schedule, policies or commitments for policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring or committing to insure, as of the effective date of each such Company Title Insurance Policy, the Operating Partnership’s or the other applicable Subsidiary’s (or the applicable predecessor’s or acquiror’s) title to or leasehold interest in the Company Properties, subject to the matters disclosed on the Company Title Insurance Policies and Permitted Liens.
          (d) Except as provided for in Section 4.13(d) of the Disclosure Schedule, to the knowledge of the Company, as of the date hereof, none of the Company, any of the Subsidiaries or, to the knowledge of the Company, any of the JV Entities has received any written notice to the effect that any condemnation or rezoning proceedings are pending with respect to any of the Company Properties that would, individually or in the aggregate, have a Company Material Adverse Effect.
          (e) Except as provided in Section 4.13(e) of the Disclosure Schedule, and except for discrepancies errors or omissions that, individually or in the aggregate, would not have a Company Material Adverse Effect, the rent rolls for the Company Properties dated as of September 30, 2006 which have previously been made available to Parent, list each lease that was in effect as of September 30, 2006 and to which the Operating Partnership, other Subsidiaries or, to the knowledge of the Company, the JV Entities, are parties as landlords with respect to each of the applicable Company Properties (such leases, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the “Company Leases”). Except as set forth in Section 4.13(e) of the Disclosure Schedule, Company has made available to Parent copies of all Company Leases that relate to in excess of 50,000 square feet of net rentable area (the “Material Company Leases”), in effect as of the date hereof. Except as set forth in Section 4.13(e) of the Disclosure Schedule, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) none of the Operating Partnership, any other Subsidiary or, to the knowledge of the Company, any JV Entity has received written notice that it is in default under any Material Company Lease and (ii) no tenant under a Material Company Lease is in monetary or, to the knowledge of the Company, material non-monetary default under such Material Company Lease. Except as would not reasonably be expected to have a Company Material Adverse Effect, (x) neither the Company nor any Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Lease, (y) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the Company or any Subsidiary, or to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (z) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto.
          (f) Section 4.13(f) of the Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease with a Third Party pursuant to which the Operating Partnership, any other Subsidiary or, to the knowledge of the Company, any JV Entity is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”). As of the date hereof, none of the Operating Partnership, any other Subsidiary or, to the knowledge of the Company, any JV Entity has received a written notice that it is in default under any Ground Lease which remains uncured. The Company has made available to Parent copies of each Ground Lease in its possession and all amendments or other modifications thereto. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is, to the knowledge of the Company, no JV Entity is, and, to the knowledge of the Company, no other party is, in breach or violation of, or default under, any Ground Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Ground Lease by the Company or any Subsidiary, or to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (iii) each Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto.
          (g) Except as set forth in Section 4.13(g) or 6.01(o) of the Disclosure Schedule or as contemplated by, or provided in, the Company Leases, Ground Leases or the organizational documents of the JV Entities or Subsidiaries, as of the date hereof, there are no unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof that is owned by the Operating Partnership or its Subsidiaries or any other unexpired rights in favor of any party other than the Company or any Subsidiary (a “Third Party”) to purchase or otherwise acquire a Company Property or any portion that is owned by the Operating Partnership or its Subsidiaries or any portion thereof or to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Operating Partnership or its Subsidiaries.
          (h) The Company has provided or made available to Parent all written agreements in its possession pursuant to which the Company or any Subsidiary manages, acts as leasing agent for or provides development services for any real property for any Third Party (including any related guarantees) and any other contracts which otherwise produce fee income to the Company, any of its Subsidiaries or, to the knowledge of the Company, the JV Entities, in excess of $1,000,000 per year.
          (i) Except for those contracts or agreements set forth in Section 4.13(i) of the Disclosure Schedule or as contemplated by, or provided in, the Company Leases, Material Contracts, Ground Leases or organizational documents of the JV Entities or Subsidiaries, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any JV Entity is a party to any contract or agreement (collectively, the “Participation Agreements”) with any Third Party that provides for a right of such Third Party to participate in the profits, sale proceeds or revenues of any Company Property.

          (j) Except as set forth in Section 4.13(j) of the Disclosure Schedule, the Company and the Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal property owned, used or held for use by them, except as would not have a Company Material Adverse Effect. Except as set forth in Section 4.13(j) of the Disclosure Schedule, neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not have a Company Material Adverse Effect.
     SECTION 4.14 Intellectual Property. Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, (a) to the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe or otherwise violate the U.S. Intellectual Property rights of any Third Party, (b) with respect to Intellectual Property used by, owned by or licensed to the Company or any Subsidiary (“Company Intellectual Property”), the Company or such Subsidiary owns the entire right, title and interest in the Company Intellectual Property purported to be owned by the Company or any Subsidiary and has the right to use the other Company Intellectual Property in the continued operation of its business as currently conducted and (c) to the knowledge of the Company, no Third Party is infringing or otherwise violating the Company Intellectual Property rights.
     SECTION 4.15 Taxes. Except as set forth in Section 4.15 of the Disclosure Schedule or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
          (a) Each of the Company and the Subsidiaries (i) has timely filed (or had filed on their behalf) all material Tax Returns, as defined below, required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) or will timely pay all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it. To the knowledge of the Company, such Tax Returns are true, correct and complete in all material respects. The most recent financial statements contained in the Company SEC Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and the Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and Taxes payable by the Company and Subsidiaries on the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. True and materially complete copies of all federal Tax Returns that have been filed with the IRS by the Company Parties with respect to the taxable years commencing on or after January 1, 2003 have been provided or made available to representatives of Parent. Neither the Company nor any of the Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including any applicable statute of limitation), which waiver or extension is currently in effect, and, to the knowledge of the Company, no power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of its Subsidiaries. As used here, the term “Tax Returns” means all reports, returns, declarations or similar statements with respect to Taxes that are required to be filed with a taxing authority.

          (b) The Company, (i) for all taxable years commencing with the Company’s taxable year ending December 31, 1997 through December 31, 2005, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for such years and if the Company Merger is not consummated prior to January 1, 2007, for the taxable year that will end on December 31, 2006, (ii) has operated since December 31, 2005 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that will end with the Company Merger. To the knowledge of the Company, no challenge to the Company’s status as a REIT is pending or has been threatened in writing. No Subsidiary, excluding any Subsidiary in which the Company holds 10% or less by both vote and value, within the meaning of Code Section 856(c)(4)(B)(iii), is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.
          (c) Each Subsidiary that is a partnership, joint venture, or limited liability company and which has not elected to be a “taxable REIT subsidiary” within the meaning of Code Section 856(1) (i) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein owned any assets (including securities) that have caused the Company to violate Section 856(c)(4) of the Code or would cause the Company to violate Section 856(c)(4) of the Code on the last day of any calendar quarter after the date hereof.
          (d) Neither the Company nor any Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.
          (e) Since January 1, 2003, (i) the Company and its Subsidiaries have not incurred any liability for material Taxes under sections 857(b), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither the Company nor any Subsidiary has incurred any material liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business. To the knowledge of the Company, neither the Company nor any Subsidiary (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of the Company, neither the Company nor any Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Subsidiary.
          (f) All material deficiencies asserted or material assessments made with respect to the Company or any Subsidiary and that have been set forth in writing to the Company or such Subsidiary as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any Subsidiary have been fully paid, and, to the knowledge of the Company, there are no other material audits, examinations or other proceedings relating to any material Taxes of the Company or any Subsidiary by any taxing authority in progress. Neither the Company nor any Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to a material amount of Taxes or make any material assessment for Taxes. Neither the Company nor any Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to a material amount of Taxes (other than litigation dealing with appeals of property tax valuations).
          (g) The Company and the Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
          (h) To the knowledge of the Company no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.
          (i) Neither the Company nor any Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.
          (j) Neither the Company nor any Subsidiary is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between the Company and any Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.
          (k) Neither the Company nor any Subsidiary has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.
          (l) Neither the Company nor any Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or a directly or indirectly wholly-owned Subsidiary of the Company) filing a consolidated federal income tax return and (B) has any liability for the Taxes of another person other than the Company and the Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.
          (m) Other than Permitted Liens, there are no Liens for a material amount of Taxes (other than Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP) upon any of the assets of the Company or any Subsidiary.
          (n) There are no Tax Protection Agreements currently in force and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Subsidiary for any breach of any Tax Protection Agreement.

          (o) To the knowledge of the Company, neither, the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.
          (p) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).
          As used herein, “Tax Protection Agreements” means any written or oral agreement to which the Company or any Subsidiary is a party pursuant to which: (a) any liability to holders of Class A Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of Class A Units, the Company or the Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner; and/or (c) limited partners of the Operating Partnership have guaranteed debt of the Operating Partnership.
     SECTION 4.16 Environmental Matters. (a) Except as set forth in the executive summary sections of such reports or memoranda provided or made available to Parent and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
          (i) each of the Company, the Subsidiaries and, to the knowledge of the Company, the JV Entities (X) is in compliance with all, and has not violated any, Environmental Laws, (Y) holds all Permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate its assets as currently owned and operated and to carry on its business as it is now being conducted (“Environmental Permits”) and (Z) is in compliance with all of, and has not violated any of, its respective Environmental Permits;
          (ii) neither the Company nor any Subsidiary has released, and to the knowledge of the Company, no other person has released, Hazardous Substances on any real property currently owned, leased or operated by the Company or the Subsidiaries, and, to the knowledge of the Company, no Hazardous Substances or other conditions are present at any other location that could reasonably be expected to result in liability of or adversely affecting the Company, any Subsidiary or any JV Entity under or related to any Environmental Law;
          (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any JV Entity, has received any written notice or claim alleging that the Company or any Subsidiary is or may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law and, to the knowledge of the Company, there is no basis for any such notice or claim; and

          (iv) (Y) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any JV Entity has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances that has not been resolved in all material respects, and to the knowledge of the Company, no investigation, litigation or other proceeding is pending or, threatened with respect to any of the above or (Z) to the knowledge of the Company, neither the Company nor any Subsidiary or JV Entity has assumed, by contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.
          (b) Notwithstanding any other provision of this Agreement, this Section 4.16 sets forth the Company’s and the Operating Partnership’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.
     SECTION 4.17 Material Contracts. Except as filed as an exhibit to the Company SEC Reports or reports and documents filed by the Operating Partnership with the SEC since January 1, 2005 (“Partnership SEC Reports”), Section 4.17 of the Disclosure Schedule lists as of the date of this Agreement each of the following Contracts to which the Company or any Subsidiary or, to the knowledge of the Company, any JV Entity, is a party or by which any of their respective properties or assets are bound (each such contract and agreement, being a “Material Contract”) (notwithstanding anything below, “Material Contract” shall not include any contract that (1) is terminable upon 90 days’ notice without a penalty or premium, (2) will be fully performed and satisfied as of or prior to Closing, (3) is a Company Lease or (4) is a Ground Lease):
          (a) all agreements that call for aggregate payments by, or other consideration from, the Company or any Subsidiaries under such contract of more than $10,000,000 over the remaining term of such contract;
          (b) all agreements that call for annual aggregate payments by, or other consideration from, the Company or any Subsidiaries under such contract of more than $5,000,000 over the remaining term of such contract;
          (c) any agreement that contains any non-compete or exclusivity provisions with respect to any material line of business in which the Company or any Subsidiary is currently engaged or geographic area with respect to the Company or any Subsidiary, or that purports to restrict in any material respect the right of the Company or any Subsidiary to conduct any material line of business in which the Company or any Subsidiary is currently engaged or to compete with any Person or operate in any geographic area or location in which the Company or any Subsidiary may conduct business;
          (d) any agreements for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell,

dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property, including any Company Property, or any asset that if purchased by the Company or any Subsidiary would be a Company Property, in each case where the applicable real property or Company Property has a fair market value in excess of $5,000,000;
          (e) any contract or agreement pursuant to which the Company or any Subsidiary agrees to indemnify or hold harmless any current trustee, director or executive officer of the Company or any Subsidiary (other than the Organizational Documents) in their capacities as such;
          (f) any employment agreements, severance, change in control or termination agreements with officers of the Company or any Subsidiary;
          (g) any Contract pursuant to which the Company or any Subsidiary has potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price that, in each case, could reasonably be expected to result in future payments of more than $5,000,000; or any Contract relating to the settlement or proposed settlement of any Action, which involves the issuance by the Company or any Subsidiary of equity securities or the payment by the Company or any Subsidiary of an amount in excess of $5,000,000; and
          (h) any license, royalty or other Contract concerning Intellectual Property which is material to the Company Parties and the Subsidiaries, taken as a whole.
          In addition, the term “Material Contract” shall include (x) any material organizational documents of a JV Entity and (y) (i) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other Indebtedness of, for the benefit of, or payable to the Company or any Subsidiary (other than among the Company and the Subsidiaries) in excess of $10,000,000, and (ii) any Contract (other than any Organizational Document) to provide any funds to or make any investment in (whether in the form of a loan, capital contribution or otherwise) any Subsidiary, JV Entity or other Person in excess of $5,000,000. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or Subsidiary has received any written claim of default under any such agreement, and (iii) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or its Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto. Except for Material Contracts filed as exhibits to either Company SEC Reports or Partnership SEC Reports, the Company has made available to Parent copies of all Material Contracts (including any amendments or other modifications thereto) in its possession.
     SECTION 4.18 Brokers. No broker, finder or investment banker or other Person (other than Merrill, Lynch, Pierce, Fenner & Smith Incorporated, the “Company Financial

Advisor”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary.
     SECTION 4.19 Opinion of Financial Advisor. The Company has received an opinion of the Company Financial Advisor to the effect that (a) the Company Common Share Merger Consideration to be received by the holders of the Company Common Shares is fair from a financial point of view to the holders of such shares, other than Parent and its affiliates, and (b) the Operating Partnership Cash Merger Consideration to be received by the holders of Class A Units (other than the Company or any of its Subsidiaries) is fair from a financial point of view to such holders (assuming such holders receive the Operating Company Merger Cash Consideration). The Company has made available to Parent a complete and correct copy of such opinion (or, if not delivered in writing to the Company prior to the date hereof, the Company will promptly make such opinion available to Parent upon receipt).
     SECTION 4.20 Insurance. Except as set forth in Section 4.20 of the Disclosure Schedule, there is no claim by the Company or any Subsidiary pending under any insurance policies which (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid, and which, in the case of clause (a) or (b), would have a Company Material Adverse Effect. With respect to each such insurance policy, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under the policy and have not received written notice that they are in default with respect to any obligations under the policy, and (b) to the knowledge of the Company, as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Neither the Company nor any Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not have, individually or in the aggregate, a Company Material Adverse Effect.
     SECTION 4.21 Investment Company Act of 1940. None of the Company or any Subsidiary is, or at the Company Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES
          The Buyer Parties hereby jointly and severally represent and warrant to the Company Parties as follows:
     SECTION 5.01 Corporate Organization.
          (a) Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent as applicable, have been commenced. Parent is duly qualified or licensed and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted in all material respects.
          (b) MergerCo is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland. The declaration of trust and bylaws of MergerCo are in effect and no dissolution, revocation or forfeiture proceedings regarding MergerCo have been commenced. MergerCo is duly qualified or licensed and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. MergerCo has all requisite power and authority as a real estate investment trust to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. The authorized shares of beneficial interest of MergerCo consist of 100,000,000 common shares of beneficial interest, par value $.01 per share, and 50,000,000 preferred shares of beneficial interest, par value $.01 per share. All the issued and outstanding shares of beneficial interest of MergerCo are owned of record and beneficially by Parent and, other than all of the limited partner interests in Merger Partnership, Parent owns no equity or ownership interest in or other security issued by any other Person.
          (c) Merger Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The partnership agreement of Merger Partnership is in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Partnership have been commenced. Merger Partnership is duly qualified or licensed and in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Merger Partnership has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.
     SECTION 5.02 Ownership of MergerCo and Merger Partnership; No Prior Activities. MergerCo is a wholly owned subsidiary of Parent. MergerCo is the sole general partner of Merger Partnership. Each of MergerCo and Merger Partnership was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and neither MergerCo nor Merger Partnership has conducted (or will conduct prior to the Mergers) any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby. Except for the general partner interests in Merger Partnership, MergerCo owns no equity or ownership interest in or other security issued by any other Person. Merger Partnership owns no equity interest or ownership interest in or other security issued by any other Person. All limited partner interests in Merger Partnership are owned by Parent.

     SECTION 5.03 Corporate Authority.
          (a) Each of Parent, MergerCo and Merger Partnership has all necessary limited liability company, real estate investment trust or limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Mergers and the other transactions contemplated by this Agreement. No other proceedings on the part of Parent, MergerCo or Merger Partnership are necessary to authorize this Agreement or to consummate the Mergers and the other transactions contemplated hereby, except as contemplated by the immediately succeeding sentence. Immediately following execution of this Agreement by the parties hereto, Parent shall execute and deliver to MergerCo a written consent approving this Agreement and the Company Merger in its capacity as sole shareholder of MergerCo. This Agreement has been duly and validly executed and delivered by each of Parent, MergerCo and Merger Partnership (and MergerCo on behalf of Merger Partnership) and, assuming the due authorization, execution and delivery by each of the Company Parties constitutes a legal, valid and binding obligation of each of Parent, MergerCo and Merger Partnership, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          (b) Parent has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger (to the extent that it is a party thereto), and taken all limited liability company actions required to be taken by Parent for the consummation of the Company Merger (to the extent that it is a party thereto).
          (c) MergerCo has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger, and MergerCo has taken all real estate investment trust actions required to be taken for the consummation of the Company Merger (to the extent that it is a party thereto) except for execution of the Articles of Merger and filing thereof with the SDAT, subject to the third sentence of Section 5.03(a), and filing with the SDAT of articles supplementary as contemplated by the last sentence of Section 3.01(d).
          (d) MergerCo, as the sole general partner of Merger Partnership, has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger, and taken all real estate investment trust or similar actions required to be taken by the sole general partner of Merger Partnership for the consummation of the Partnership Merger. No other partner action of Merger Partnership is required for the consummation of the Partnership Merger.
     SECTION 5.04 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by Parent, MergerCo and Merger Partnership do not, and the performance of Parent, MergerCo and Merger Partnership’s obligations hereunder will not, (i) conflict with or violate the certificate of formation of Parent, the declaration of trust or bylaws of MergerCo, or the partnership agreement or the certificate of limited partnership of Merger Partnership, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent, MergerCo or Merger Partnership, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Parent Material Adverse Effect.
     (b) The execution and delivery of this Agreement by Parent, Merger Partnership or MergerCo do not, and the performance of Parent, MergerCo or Merger Partnership’s obligations hereunder and thereunder will not, require any consent, approval, order, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, (B) the pre-merger notification requirements of the HSR Act, (C) the filing with the SEC of the Proxy Statement, and (D) the execution, filing with, and the acceptance for record by the SDAT of the Articles of Merger as required by the MRL, and the acceptance for record thereof by the SDAT, (E) the filing of the Partnership Merger Certificate with, and the acceptance for record thereof by, the DSOS, (F) such filings as may be required in connection with the payment of any transfer and gain taxes, and (G) filings required by federal, state or local Environmental Laws, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated hereby or (B) reasonably be expected to have a Parent Material Adverse Effect.
     SECTION 5.05 Information Supplied. None of the information supplied by Parent, MergerCo or Merger Partnership or any affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company Parties in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by the Buyer Parties will comply as to form in all material respects with the requirements of the Exchange Act.
     SECTION 5.06 Absence of Litigation. As of the date hereof, there is no Action pending (in which service of process has been received by an employee of Parent, MergerCo or Merger Partnership) or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (A) prevent or materially impair or delay the ability of any Buyer Party to perform its obligations under this Agreement, the consummation of the Mergers or any other transaction contemplated by this Agreement or (B) have a Parent Material Adverse Effect. None of Parent and its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, (A) prevent or materially impair or delay the ability of any Buyer Party to perform its obligations under this Agreement, the consummation of the Mergers or any transaction contemplated by this Agreement or (B) have a Parent Material Adverse Effect.
     SECTION 5.07 Required Financing; Guarantee.
          (a) Parent, MergerCo and Merger Partnership will have available on the Closing Date all funds necessary to (i) pay the Merger Consideration payable hereunder, (ii) pay for all Senior Notes accepted for payment pursuant to the Debt Offers (including any consent fees in connection therewith), (iii) fund the redemption price (including the amount of any accrued and unpaid interest) with respect to any Senior Notes redeemed pursuant to Section 3.08(b) and any other fees and expenses relating to the satisfaction and discharge of any indenture with respect thereto pursuant to Section 3.08(b), (iv) otherwise refinance any existing indebtedness for borrowed money that may become due and payable as a result of either or both of the Mergers, (v) pay any and all fees and expenses in connection with the Mergers or the financing thereof (including each of the transactions described in clauses (ii) through (iv) of this Section 5.07(a)) and (vi) satisfy any of their respective other payment obligations hereunder.
          (b) Parent has provided to the Company a true, complete and correct copy of (i) an executed commitment letter from Blackstone Real Estate Partners V L.P. to provide Parent with equity financing in an aggregate amount of up to $3,200,000,000 (the “Equity Funding Letter”), (ii) an executed commitment letter (the “Equity Bridge Commitment Letter”) from Bear Stearns Commercial Mortgage, Inc., Goldman, Sachs & Co and BAS Capital Funding Corporation (the “Equity Bridge Providers”) pursuant to which, and subject to the terms and conditions thereof, the Equity Bridge Providers have committed to provide Parent with equity bridge financing in an aggregate amount of $3,500,000,000 (the “Equity Bridge Financing”) and (iii) an executed commitment letter (the “Debt Commitment Letter” and, together with the Equity Bridge Commitment Letter, the “Commitment Letters”) from Goldman Sachs Mortgage Company, Bear Stearns Commercial Mortgage, Inc. and BAS Capital Funding Corporation (the “Lenders”) pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to provide Parent with financing in an aggregate amount of $29,600,000 (the “Debt Financing” and, together with the Equity Bridge Financing, the “Financing”). The Equity Funding Letter and the Commitment Letters are collectively referred to herein as the “Financing Commitments”, and the financing referred to in clauses (i), (ii) and (iii) in the preceding sentence being collectively referred to herein as the “Parent Financing”).
          (c) The Financing Commitments are (i) legal, valid and binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto and (ii) enforceable in accordance with their respective terms against Parent and, to the knowledge of Parent, each of the other parties thereto. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and as of the date hereof the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.

As of the date hereof, the Financing Commitments are in full force and effect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Parent Financing, other than as set forth in or contemplated by the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, and to the knowledge of Parent, any other parties thereto, under the Financing Commitments. As of the date hereof, Parent has no reason to believe that any of the conditions to the Parent Financing contemplated by the Financing Commitments will not be satisfied or that the Parent Financing will not be made available to Parent on the Closing Date. Parent will provide to the Company any amendments to the Financing Commitments, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours).
          (d) Concurrently with the execution of this Agreement, Parent has delivered to the Company a guarantee (the “Guarantee”) executed by Blackstone Real Estate Partners V L.P. (“Guarantor”).
     SECTION 5.08 No Ownership of Company Shares. Neither Parent nor any of its subsidiaries, including MergerCo and Merger Partnership, own any Company Common Shares, Company Preferred Shares, Class A Units, preferred units of Operating Partnership or other securities of the Company or any of its Subsidiaries or any rights with respect to the foregoing.
     SECTION 5.09 Brokers. The Company Parties will not be responsible for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerCo, Merger Partnership or any of their subsidiaries.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGERS
     SECTION 6.01 Conduct of Business by Company Parties Pending the Mergers. The Company Parties agree, between the date of this Agreement and the Company Merger Effective Time, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, to use commercially reasonable efforts to conduct the businesses of the Company and the Subsidiaries in all material respects in the ordinary course of business consistent with past practice; and the Company Parties shall and shall cause the Subsidiaries to use commercially reasonable efforts to conduct their operations in compliance, in all material respects, with applicable Laws and to maintain and preserve substantially intact the business organization of the Company and the Subsidiaries, to retain the services of their current officers and key employees, to preserve their assets and properties in good repair and condition and to preserve the goodwill and current relationships of the Company and the Subsidiaries with lessees and other persons with which the Company or any Subsidiary has significant business relations. Except as required or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Company Merger Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; provided, however, that consent of

Parent shall be deemed to have been given if Parent does not object within five (5) Business Days from the date on which request for such consent is provided by the Company to Parent (unless such consent may be withheld in Parent’s sole discretion as and to the extent expressly noted below); provided further that for purposes of clauses (d)(ii), (d)(iii) and (d)(iv), terms and amounts proposed by the Company shall be deemed reasonably acceptable to Parent if Parent does not object within five (5) Business Days from the date on which the Company proposes such terms and amounts to Parent:
          (a) except as set forth in Section 6.01(a) of the Disclosure Schedule, amend or otherwise change any provision of the Company Charter, Company Bylaws, Operating Partnership Agreement, certificate of limited partnership of the Operating Partnership or any other Subsidiary’s organizational documents.
          (b) except as set forth in Section 6.01(b) or Section 6.01(f) of the Disclosure Schedule, (i) authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien (except in connection with any financing permitted by this Agreement) or agree or commit to any of the foregoing in respect of, any shares of beneficial interest or shares of any class of capital stock or other equity interest of the Company or any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity interest, of the Company or any Subsidiary, other than the (A) issuance of Company Common Shares upon exercise of Company Share Options outstanding on the date of this Agreement, (B) issuance of Company Common Shares in exchange for Class A Units pursuant to the Operating Partnership Agreement, (C) issuance of Company Common Shares upon the conversion of the Company Series B Preferred Shares or Exchangeable Notes or (D) issuance of Company Common Shares pursuant to awards made prior to the date of this Agreement under the Strategic Long-Term Incentive Plan and Deferred Equity Plan and, subject to Section 7.05(f), the Company ESPP, (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business in connection with (V) the cashless exercise of Company Share Options, (W) the lapse of restrictions on Restricted Shares, in each case, in order to satisfy withholding or exercise price obligations, or (X) the redemption of Class A Units pursuant to the Operating Partnership Agreement, (Y) the cancellation of the Company Share Options and SARs pursuant to Sections 3.01(e) and 3.01(f), or (Z) the payout of the Performance Awards pursuant to Section 3.01(h); (iii) reclassify, combine, split, or subdivide any shares of beneficial interest or shares of any class of capital stock or other equity interest of the Company or any Subsidiary; or (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares of beneficial interest, property or otherwise, with respect to any of the shares of beneficial interest or shares of any class of capital stock or other equity interests of the Company or any Subsidiary, except for (A) cash dividends by any direct or indirect wholly-owned Subsidiary only to the Company or any other Subsidiary in the ordinary course of business consistent with past practice, (B) the quarterly dividend on Company Common Shares for the quarter ending December 31, 2006 to be declared and paid in cash on or before the Company Merger Effective Time, such declaration date expected to be on or about December 15, 2006 and such payment expected to be on or about December 29, 2006 (but not to exceed $0.33 per share for the quarter), (C) the corresponding quarterly distribution on Class A Units declared and paid to holders of Class A Units, (D) cash dividends on the Company Preferred Shares declared and paid in accordance with the terms thereof, and (E) dividends or distributions required under the applicable Organizational Documents;

          (c) except pursuant to agreements referenced in Section 4.17(e) or as set forth in Section 6.01(c) of the Disclosure Schedule, (i) acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any individual item of property (other than real property and related assets) or individual asset for consideration in excess of $5,000,000 or (ii) subject to Parent’s consent in its sole discretion, acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on any Company Property;
          (d) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Subsidiary) for Indebtedness, except for: (i) Indebtedness for borrowed money incurred under the Company’s and the Operating Partnership’s revolving credit facility or other existing similar lines of credit in the ordinary course of business; (ii) refinancings of Indebtedness becoming due and payable in accordance with their terms on terms and in such amounts reasonably acceptable to Parent; (iii) Indebtedness for borrowed money incurred in order to finance the redemptions contemplated by Section 3.08(a) on terms and in such amounts reasonably acceptable to Parent; (iv) Indebtedness for borrowed money incurred in order to finance acquisitions set forth in Section 4.17(d) of the Disclosure Schedule on terms reasonably acceptable to Parent with a maturity of not more than one year and prepayable without penalty; (v) Indebtedness for borrowed money assumed in connection with the acquisition of Torrey View (without material modification of existing terms), (vi) Indebtedness for borrowed money with a maturity of not more than one year and prepayable without penalty in a principal amount not in excess of $20,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole; (vii) Indebtedness for borrowed money incurred in order for the Company to pay the quarterly dividend on Company Common Shares permitted by Section 6.01(b)(iv)(B), and for the Operating Partnership to make the corresponding quarterly distributions payable to holders of Class A Units permitted by Section 6.01(b)(iv)(C) and to pay dividends on the Company Preferred Shares declared and paid in accordance with the terms thereof; and (vii) inter-company Indebtedness among the Company and the Subsidiaries in the ordinary course of business consistent with past practice;
          (e) (i) modify, amend or terminate any Material Contract or enter into any new Contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.17 of the Disclosure Schedule as a Material Contract, in each case other than in the ordinary course of business; or (ii) enter into any Contract that would limit or otherwise restrict the Company or any of the Subsidiaries or any of their successors, or that would, after the Company Merger Effective Time, limit or otherwise restrict Parent or any of its subsidiaries or any of their successors, from engaging or competing in any material line of business or in any geographic area in any material respect;
          (f) except as required by Law or any Plans and as provided in Section 6.01 of the Disclosure Schedule, (i) increase the compensation or benefits payable to its directors, officers or non-executive employees, except for increases in the ordinary course of business consistent with past practice in salaries (including annual merit or promotion increases in the ordinary course of business consistent with past practice), wages, bonuses, incentives or benefits of employees of the Company or any Subsidiary or (ii) grant to any director, officer, employee or independent contractor of the Company or of any Subsidiary any new employment, retention, bonus, severance, change of control or termination pay equity-based cash awards (including cash bonuses or dividend equivalent rights), grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control, retention or termination pay or benefits or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, stock unit, dividend equivalent, pension, retirement, deferred compensation, employment, loan, retention, indemnification, consulting, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any trustee, officer or employee or, in each such case other than consulting agreements or arrangements, with any independent contractor;
          (g) repurchase, repay or pre-pay any Indebtedness, except repayments of revolving credit facilities or other similar lines of credit in the ordinary course of business, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, prepayments of mortgage indebtedness secured by one or more Company Properties in accordance with their terms, as such loans become due and payable or payment of Indebtedness in accordance with its terms; or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;
          (h) except as required by the SEC or changes in GAAP which become effective after the date of this Agreement or as may be required by the Company’s outside auditing firm, in which case the Company shall notify Parent, change in any material respect GAAP financial accounting principles or policies;
          (i) (i) except in connection with a right being exercised by a tenant under an existing Company Lease, enter into any new lease (including renewals) for in excess of 50,000 square feet of net rentable area at a Company Property, (ii) except in connection with a right being exercised by a tenant under an existing Company Lease, terminate or materially modify or amend any Company Lease that relates to in excess of 50,000 square feet of net rentable area, or (iii) subject to Parent’s consent in its sole discretion, enter into, terminate or materially modify or amend any Ground Lease;
          (j) (A) make any loans, advances or capital contributions to, or investments in, any other Persons (other than to (1) Subsidiaries or (2) any JV Entity or (3) as required by any Material Contract in effect on the date hereof); or (B) authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) other than (i) Capital Expenditures required to be made pursuant to Company Leases that the Company is permitted to enter into pursuant to Section 6.01(i), (ii) Capital Expenditures for items in the Company’s 2006 Budget or 2007 Budget for which there are executed Contracts in effect as of the date hereof, (iii) any additional budgeted project not included in clause (ii) and not exceeding $5,000,000, provided that, in the case of any such additional budgeted project, the Company shall consult with Parent prior to commencing such project and shall in good faith consider any requests or other comments Parent may have with respect to any such additional budgeted projects, (iv) Capital Expenditures in the ordinary course of business and consistent with past practice necessary to maintain the physical and structural integrity of the Company Properties and as reasonably determined by the Company to be necessary to keep the Company Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Company Properties as is necessary in the event of an emergency situation, and (v) predevelopment costs and development costs identified in Section 6.01(j) of the Disclosure Schedule;
          (k) waive, release, assign, settle or compromise any (i) material Action or material liability other than in the ordinary course of business consistent with past practice or (ii) any Action that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (A) requires any payment to such security holders by the Company or any Subsidiary or (B) adversely affects in any material respect the ability of the Company and the Subsidiaries to conduct their business in a manner consistent with past practice;
          (l) make, change or rescind any material Tax election, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund unless in each case such action is required by law or necessary (i) to preserve the status of the Company as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary pursuant to the applicable provisions of Section 856 of the Code, as the case may be (provided that in such events the Company shall notify Parent of such election and shall not fail to make such election in a timely manner);
          (m) enter into, amend or modify any material Tax Protection Agreement, or take any action that would violate any Tax Protection Agreement or otherwise give rise to any material liability of the Company or any Subsidiary with respect thereto;
          (n) amend any term of any outstanding equity security or equity interest of the Company or any Subsidiary;
          (o) subject to Parent’s consent in its sole discretion, sell or otherwise dispose of, or consent to any Liens other than Permitted Liens on, any of Company Properties or other material assets other than pending sales of Company Properties pursuant to (i) definitive agreements executed prior to the date hereof and identified in Section 6.01(o)(i) of the Disclosure Schedule or (ii) agreements hereafter executed to sell additional Company Properties identified in Section 6.01(o)(ii) of the Disclosure Schedule for not less than the applicable targeted sales prices specified therein;
          (p) adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution, except with respect to Subsidiaries that sell all or substantially all of the assets held by such Subsidiaries, or taxable REIT subsidiaries whose activities are related solely to such assets, and which sales are otherwise permitted pursuant to this Agreement;

          (q) fail to use its best commercial efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, Company Properties, Subsidiaries and their respective properties, assets and businesses or substantially equivalent policies;
          (r) initiate or consent to any material zoning reclassification of any owned or material leased Company Properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned or material leased Company Properties except to the extent any of the foregoing would not materially adversely affect the value of the affected Company Properties;
          (s) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN or similar state or local law; or
          (t) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.
     SECTION 6.02 Other Actions. Each party agrees that, between the date of this Agreement and the Company Merger Effective Time, except as contemplated by this Agreement, such party shall not, directly or indirectly, without the prior written consent of the other parties hereto, take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by this Agreement, or enter into any agreement or otherwise make a commitment, to take any such action.
ARTICLE VII
ADDITIONAL AGREEMENTS
     SECTION 7.01 Proxy Statement; Other Filings. As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable efforts, after consultation with the other, to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following clearance from the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company Parties or the Buyer Parties or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will include in such documents or responses all comments reasonably proposed by Parent, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its Representatives, and the SEC concerning the Proxy Statement.
     SECTION 7.02 Company Shareholders’ Meeting. The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments or postponements thereof, the “Company Shareholders’ Meeting”) as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Company Shareholder Approval. Except to the extent that the Company Board shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Company Merger in compliance with Section 7.04(c), the Company Board shall recommend to holders of the Company Common Shares that they approve this Agreement and the Company Merger and shall include such recommendations in the Proxy Statement (the “Company Recommendation”). Unless this Agreement shall have been terminated in accordance with Section 9.01, the Company shall hold the Company Shareholders’ Meeting regardless of whether the Company Board has withdrawn, qualified or modified its approval or recommendation of this Agreement or the Company Merger. Subject to Section 7.04(c), the Company will use reasonable best efforts to solicit or cause to be solicited from its shareholders proxies in favor of the approval of this Agreement and the Company Merger.
     SECTION 7.03 Access to Information; Confidentiality.
          (a) Subject to applicable Law, from the date hereof until the Company Merger Effective Time, the Company shall, and shall cause the Subsidiaries and the Representatives of the Company and the Subsidiaries to, afford Parent and its Representatives, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and all other financial, operating and other data and information relating to the Company and each Subsidiary and JV Entity as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its Representatives shall (i) contact or have any discussions with any of the Company’s or any Subsidiary’s employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensees or franchisees of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, provided, that clauses (i) and (ii) shall not be applicable to contacts or discussions not related to the transactions contemplated by this Agreement and shall not be applicable to contacts and discussions with the Company’s executive officers or its financial advisors, or (iii) damage any property or any portion thereof. Without limiting the provisions of this Section 7.03(a) and subject to any rights of tenants under Company Leases, Parent and its Representatives shall have the right to conduct appraisal and environmental and engineering inspections of each of the Company Properties; provided, however, that neither the Buyer Parties nor their Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any building or property. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or the Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement (provided that upon the request of Parent the Company and the Subsidiaries shall use commercially reasonable efforts to obtain consent from the applicable Third Party or enter into a customary joint defense agreement, if applicable, to enable the disclosure of such information). No investigation conducted under this Section 7.03, however, shall affect or be deemed to modify any representation or warranty made in this Agreement.
          (b) Prior to the Company Merger Effective Time, all information obtained by Parent pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement dated November 7, 2006 between Blackstone Real Estate Advisors V L.P. and the Company (the “Confidentiality Agreement”). Notwithstanding the foregoing, subject to the prior written consent of the Company, which shall not be unreasonably withheld, Blackstone Real Estate Advisors V L.P. and its Representatives (as defined in the Confidentiality Agreement) may furnish Evaluation Material (as defined in the Confidentiality Agreement) to any Person in connection with such Person’s potential investment in Parent or its affiliates or evaluation of the acquisition of assets of the Company in connection with or following the Closing, in each case, so long as any such Person has entered into a confidentiality agreement with the Company in form and substance reasonably satisfactory to the Company.
     SECTION 7.04 No Solicitation of Transactions.
          (a) Subject to Section 7.04(c), none of the Company, the Operating Partnership or any other Subsidiary shall, nor shall it authorize, directly or indirectly, any Representative of the Company, the Operating Partnership or any other Subsidiary to, directly or indirectly, (i) solicit or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or release any Person from any standstill agreement or similar obligation to the Company or any Subsidiary other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement or otherwise, (iii) withdraw, modify or amend the Company Recommendation in any manner adverse to any Buyer Party, or fail to make the Company Recommendation (any event described in this clause (iii), a “Change in Recommendation”), (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal. The Company shall, and shall direct its Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 7.04 shall preclude the Company, the Operating Partnership or their respective Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the last sentence of this Section 7.04(a).
          (b) The Company and the Operating Partnership shall promptly, and in any event within forty-eight hours after receipt, notify Parent of the receipt of (i) an Acquisition Proposal, (ii) any request for information relating to the Company or any Subsidiaries (other than requests for information unrelated to an Acquisition Proposal) or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, which any director, executive officer or trustee of the Company or any financial advisor, investment banker or attorney for the Company may receive after the date hereof. Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a summary written description thereof. The Company and the Operating Partnership shall keep Parent reasonably informed on a prompt basis as to any material developments regarding any such proposal, indication, inquiry or request. None of the Company or any Subsidiary shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent. The Company shall not, and shall not permit any Subsidiary to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which the Company or any Subsidiary is a party, in each case relating to an Acquisition Proposal.
          (c) Subject to the Company Parties’ compliance with the provisions of this Section 7.04, and only prior to the Company Shareholder Approval, following the receipt by the Company or any Subsidiary of a written Acquisition Proposal, the Company Board may (directly or through Representatives) (I) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether the proposal for an Acquisition Proposal is reasonably likely to result in a Superior Proposal and (II) if the Company Board determines in good faith following consultation with its legal and financial advisors that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, the Company Board thereafter may (i) furnish non-public information with respect to the Company and the Subsidiaries to the Person who made such proposal (provided that the Company (A) has previously or concurrently furnished such information to Parent and (B) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the Confidentiality Agreement), (ii) participate in negotiations regarding such proposal, (iii) following receipt of a written Acquisition Proposal that constitutes a Superior Proposal, (x) recommend that the Company’s shareholders approve such Superior Proposal and, in connection therewith, effect a Change in Recommendation and

(y) authorize the Company to enter into a definitive agreement providing for the implementation of such Superior Proposal; provided that the Company shall not enter into any such agreement unless this Agreement shall have been terminated by the Company in accordance with Section 9.01(h). Nothing in this Section 7.04 or elsewhere in this Agreement shall prevent the Company Board from (i) at any time prior to obtaining the Company Stockholder Approval and other than in response to an Acquisition Proposal, effecting a Change in Recommendation in the event that the Company Board has determined in good faith that the failure to take such action would be inconsistent with its duties to the shareholders of the Company under applicable Law, or (ii) taking and disclosing to the Company shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to the Company’s shareholders under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither the Company nor the Company Board shall be permitted to recommend that the Company shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or withdraw or modify the Company Recommendation, unless in each case such tender or exchange offer constitutes a Superior Proposal and, in connection therewith, effects a Change in Recommendation. In addition, nothing in this Section 7.04(c) shall prohibit the Company Parties from taking any action that any court of competent jurisdiction orders the Company Parties to take.
          (d) The Company shall not take any action to exempt any Person from the restrictions contained in Article VII of the Company Charter or otherwise cause any of such restrictions not to apply unless such actions are taken in connection with a termination of this Agreement in accordance with Section 9.01(h).
     SECTION 7.05 Employee Benefits Matters.
          (a) The Company has made available to Parent (or described on Section 7.05(a) of the Disclosure Schedule) with all of the severance, change-in-control and similar obligations that are payable by their terms upon or following consummation of the Mergers at the Company Merger Effective Time or on the Closing Date, which are set forth in Section 7.05 of the Disclosure Schedule. From and after the Company Merger Effective Time, Parent shall or shall cause the Surviving Entity to honor in accordance with their terms all severance, change-of-control and similar obligations of the Company and the Subsidiaries, and Parent shall pay or provide when due to any applicable current or former officer or employee of the Company or any Subsidiary any amounts payable and benefits to be provided under such agreements. From and after the Company Merger Effective Time, Parent shall or shall cause the Surviving Entity to honor in accordance with their terms any other employment related contracts, agreements, arrangements and commitments of the Company and the Subsidiaries (i) in effect immediately prior to the Company Merger Effective Time that are applicable to any current or former employees or trustees of the Company or any Subsidiary or any of their predecessors or (ii) which are described on Section 7.05(a) of the Disclosure Schedule.
          (b) For a period of not less than twenty-four months after the Closing Date, with respect to each employee of the Company or any Subsidiary (collectively, the “Company Employees”) who remains an employee of the Surviving Entity or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall or shall cause the Surviving Entity to provide the Continuing Employees with (i) (A) base salary and (B) cash incentive compensation opportunities (excluding any cash bonuses related to equity or equity-based awards and/or dividend equivalent payments related to equity or equity-based awards), in each case in an amount at least equal to the same level that was provided to each such Continuing Employee or to which such Continuing Employee was entitled immediately prior to the Company Merger Effective Time (and, in the case of bonuses, using target levels which are not less than those in effect immediately prior to the Company Merger Effective Time), and (ii) employee benefits (excluding any equity-based benefits), that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Company Merger Effective Time. Each Continuing Employee will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under any new parallel employee benefit plan of Parent or its Subsidiaries in which the Continuing Employee become entitled to participate to the same extent as such employee was entitled, before the Closing Date, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan). In addition, with respect to any such health benefit plan in which the Continuing Employee become entitled to participate during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or the Surviving Entity.
          (c) Notwithstanding any of the foregoing to the contrary, Parent shall or shall cause the Surviving Entity to provide severance benefits in accordance with Section 7.05(c) of the Disclosure Schedule to any Continuing Employee who is either involuntarily terminated (other than for cause) or asked to relocate the employee’s principal place of employment further than 25 miles, in each case during the twenty-four month period following the Closing Date, in an amount that is at least equal to the severance benefits that would have been paid to such employee pursuant to the terms of the Equity Office Properties Trust Severance Pay Plan disclosed in Section 4.10(a) of the Disclosure Schedule (but with a minimum payment equal to twelve weeks base salary), to be calculated, however, on the basis of the employee’s service at the time of the employee’s termination and the greater of the employee’s compensation at the time of (i) the employee’s termination or (ii) the Company Merger Effective Date.
          (d) Prior to the Company Merger Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares or options or other rights to acquire Company Common Shares pursuant to this Agreement and the Company Merger shall be an exempt transaction for purposes of Section 16.
          (e) Prior to the Company Merger Effective Time, the Company Board shall take such actions as are necessary to terminate all share or investment-based non-qualified deferred compensation account-based arrangements (collectively, the “Non-Qualified Account

Plans”), in a manner that is compliant with Section 409A of the Code. Such action shall be contingent upon, and effective as of, the Company Merger Effective Time. Payment of the Non-Qualified Account Plans shall be in cash to the participants in the Non-Qualified Account Plans in a single lump-sum payment by the Surviving Entity immediately following the Company Merger Effective Time; provided, however, that payment shall be delayed to the date six months following a participant’s separation from service in the event, and to the extent, prior to the Company Merger Effective Time the Company Board determines that such delay is necessary to comply with the requirements of Section 409A of the Code.
          (f) All restrictions on the disposition of Company Common Shares purchased under the Company’s 1997 Non-Qualified Employee Share Purchase Plan (the “Company ESPP”) shall terminate at the Company Merger Effective Time. The Company shall send written notice of the pending Company Merger that will result in the termination of the Company ESPP to all participating employees not later than ten (10) Business Days after the date hereof. No new offering periods will be allowed to commence under the Company ESPP during the period after the date hereof and prior to the Company Merger Effective Time unless this Agreement has been terminated.
SECTION 7.06 Directors’ and Officers’ Indemnification and Insurance.
          (a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws, the Operating Partnership Agreement or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries (each of which shall remain in full force and effect following the Mergers and each of which Parent shall cause the Surviving Entity and the Subsidiaries to honor), from and after the Company Merger Effective Time, Parent, the Surviving Entity and the Operating Partnership shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Company Merger Effective Time serving as a trustee, director or officer of the Company or the Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to Parent’s or the Surviving Entity’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such Expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified; provided, however, that neither Parent nor the Surviving Entity shall be liable for any settlement effected without Parent’s or the Surviving Entity’s written consent (which consent shall not be unreasonably withheld or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. The indemnification and advancement obligations of Parent and the Surviving Entity pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Company Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto). All rights to indemnification and advancement conferred hereunder shall continue after the date hereof as to a person who has ceased to be a trustee, director or officer of the Company or the Subsidiaries and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. For purposes of this Section 7.06(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Company or any of the Subsidiaries, at or prior to the Company Merger Effective Time; and (y) term “Expenses” means reasonable attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless (i) such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, (ii) such Indemnified Party otherwise consents thereto, or (iii) Parent or the Surviving Entity acknowledges that such Claim is subject to this Section 7.06.
          (b) For a period of six (6) years from the Company Merger Effective Time, the charter and bylaws or other organizational documents of the Surviving Entity and the Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter, Company Bylaws or the applicable organizational documents of the Subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Merger Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries (including fiduciaries under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA)) of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

          (c) Prior to the Closing Date, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’, trustees’ and officers’ liability insurance coverage for the Company’s directors, trustees and officers in the same form as presently maintained by the Company, with the same or comparably rated insurers as the Company’s current insurer, which shall provide such directors, trustees and officers with coverage for six (6) years following the Closing Date of not less than the existing coverage under, and have other terms not less favorable in the aggregate to, the insured persons than the directors’, trustees’ and officers’ liability insurance coverage presently maintained by the Company; provided that the premium payable for such insurance shall not exceed 300% of the 2007 annual premium to be paid by the Company for such insurance (such 300% amount being the “Maximum Premium”). The Company agrees to consult with Parent in connection with purchasing such coverage. The Company represents that the last annual premium paid by the Company for such insurance prior to the date of this Agreement is set forth in Section 7.06(c) of the Disclosure Schedule. If the Company is unable to obtain the insurance described in the first sentence of this Section 7.06(c) for an amount less than or equal to the Maximum Premium, the Company shall be entitled to obtain as much comparable insurance as possible for an amount equal to the Maximum Premium. Parent shall, and shall cause the Surviving Entity to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.
          (d) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 7.06 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.06 applies without the consent of each such affected indemnitee. This Section 7.06 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the persons indemnified hereunder and their respective heirs, executors and personal and legal representatives and shall be binding on all successors of the Surviving Entity. Each of such persons and their respective heirs shall be entitled to enforce the provisions of this Section 7.06.
          (e) If the Surviving Entity or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or Surviving Entity, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the surviving entity assumes the obligations set forth in this Section 7.06.
          (f) Parent shall cause the Surviving Entity and the Subsidiaries to perform all of the obligations of the Surviving Entity under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 7.06.
     SECTION 7.07 Further Action; Reasonable Efforts.
          (a) Except to the extent otherwise provided in Section 7.01, upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings and thereafter make any other required submissions, under the HSR Act and any other Law with respect to this Agreement and the Mergers, if required, and (ii) use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers, and the other transactions contemplated by this Agreement, including using its reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Mergers and the other transactions contemplated by this Agreement.
          (b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to this Section 7.07, including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority. None of the parties shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
          (c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Mergers, including by vigorously pursuing all available avenues of administrative and judicial appeal.
          (d) Each of the Buyer Parties, on the one hand, and the Company Parties, on the other hand, shall use their respective commercially reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed in Section 7.07(d) of the Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Company Merger Effective Time. In the event that any Company Party shall fail to obtain any third party consent described above, the Company Parties shall use their commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company Parties and the Buyer Parties and their respective businesses resulting, or which would reasonably be expected to result, after the Company Merger Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent which shall not be unreasonably withheld or delayed, none of the Company or any of the Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of the Buyer Parties or their respective affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.
     SECTION 7.08 Certain Tax Matters.
          (a) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Company Merger Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any Merger Consideration, including any consideration or amounts payable to holders of the Company Common Shares, Class A Units, Company Preferred Shares, Company Share Options, SARs and/or Company Restricted Shares, all Transfer Taxes.
          (b) Parent shall arrange for the preparation and timely filing of all Tax Returns of the Company and the Subsidiaries (including IRS Forms 1099) due after the Closing Date. Parent shall cause all Tax Returns of Company and the Subsidiaries (including withholdings and withholding Tax Returns) to be prepared on a basis consistent with the Tax Returns filed by them prior to the Closing Date, including by the filing of a Form 1120-REIT for the Company for its 2006 and 2007 taxable years. Furthermore, Parent shall cause, to the maximum extent permitted by Law, the Company to properly designate any dividends paid prior to the Closing Date as capital gain dividends for purposes of Code Section 857(b)(3).
     SECTION 7.09 Public Announcements. The parties hereto agree that no public release or public announcement concerning the transactions contemplated by this Agreement (including the Mergers) shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange. The parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement.
     SECTION 7.10 Cooperation with Financing.
          (a) Parent shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to the Buyer Parties in such definitive agreements that are within their control. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt written notice of any material breach by any party of the Commitment Letters or any termination of the Commitment Letters. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letters without first consulting with the Company or, if such amendment would or would be reasonably expected to materially and adversely affect or delay in any material respect Parent’s ability to consummate the transactions contemplated by this Agreement, without first obtaining the Company’s prior written consent (not to be unreasonably withheld or delayed). For the avoidance of doubt, if the Financing (or any alternative financing) has not been obtained, the Buyer Parties shall continue to be obligated to consummate the Mergers on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 8.01 and 8.02 of this Agreement and to Parent’s rights under Section 9.01, regardless of whether the Buyer Parties have complied with all of their other obligations under this Agreement (including their obligations under this Section 7.10).
          (b) The Company agrees to provide, and shall cause the Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and the Subsidiaries as may be reasonably requested by Parent, (iii) assisting Parent and its financing sources in the preparation of (A) any offering document for any Financing to be raised to complete the Mergers and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any Financing to be raised by Parent to complete the Mergers, (v) forming new direct or indirect Subsidiaries, (vi) providing and executing documents as may be reasonably requested by Parent and (vii) without limiting the obligations of the Company and the Subsidiaries under Sections 3.07 and 3.08, cooperating in connection with the repayment or defeasance of any Indebtedness of the Company or any of the Subsidiaries as of the Partnership Mergers Effective Time, including delivering such payoff, defeasance or similar notices under any existing mortgage or mezzanine loans of the Company or any Subsidiary as reasonably requested by Parent; provided that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or make any other payment other than reasonable out-of-pocket costs or incur any other liability in connection with the Financing or any of the foregoing prior to the Company Merger Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company, its Subsidiaries and their Representatives in connection with such cooperation. The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 7.10(b)) and any information utilized in connection therewith (other than historical information relating to the Company or the Subsidiaries). Notwithstanding anything to the contrary, the condition set forth in Section 8.02(b), as it applies to the Company’s obligations under this Section 7.10(b), shall be deemed satisfied unless the Financing (or any alternative financing) has not been obtained primarily as a result of the Company’s or the Subsidiaries’ willful and material breach of its obligations under this Section 7.10(b).
          (c) All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to paragraph (b) above shall be kept confidential in accordance with the Confidentiality Agreement.
     SECTION 7.11 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Partnership Merger Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least five calendar days prior to the Closing.
     SECTION 7.12 Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, each of the parties and their respective boards of directors or boards of trustees (or managing members or general partners, as applicable) shall use their reasonable efforts to (a) take all necessary action so that the transactions contemplated hereby may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.
     SECTION 7.13 Delisting and Deregistering of Securities. Parent and the Company shall use their commercially reasonable efforts to cause the Company Common Shares to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Company Merger Effective Time.
     SECTION 7.14 Tax Matters. During the period from the date of this Agreement to the Company Merger Effective Time, the Company and its Subsidiaries shall:
          (a) continue to operate in such a manner as to permit the Company to continue to qualify as a REIT throughout the period from the date hereof to the Company Merger Effective Time;
          (b) prepare and timely file all material Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;
          (c) fully and timely pay all material Taxes due and payable in respect of such Post-Signing Returns that are so filed; and
          (d) properly reserve (and reflect such reserve in their books and records and financial statements) for all material Taxes payable by them for which no Post-Signing Return is due prior to the Company Merger Effective Time in a manner consistent with past practice.
     SECTION 7.15 Notices of Certain Events.

          (a) The Company Parties shall notify Parent promptly of (i) any written communication and, to the knowledge of the Company, any other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, any of the Subsidiaries or their Representatives), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, any of the Subsidiaries or their Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting the Company or any of the Subsidiaries that are related to the transactions contemplated by this Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time which, to the knowledge of the Company, causes or is reasonably likely to cause the conditions set forth in Section 8.02(a) or 8.02(b) not to be satisfied.
          (b) The Buyer Parties shall notify the Company promptly of (i) any written communication and, to the knowledge of Parent, any other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its subsidiaries or their Representatives), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its subsidiaries or their Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting Parent or any of its subsidiaries that are related to the transactions contemplated by this Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time, which to the knowledge of Parent, causes or is reasonably likely to cause the conditions set forth in Section 8.03(a) or 8.03(b) not to be satisfied.
          (c) The delivery of any notice pursuant to this Section 7.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
ARTICLE VIII
CONDITIONS TO THE MERGERS
     SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company Parties and Buyer Parties to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:
          (a) The Company shall have obtained the Company Shareholder Approval.
          (b) Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated, and any approval required thereunder shall have been obtained.
          (c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of either Merger illegal or prohibiting consummation of either Merger; provided, however, that prior to a party asserting this condition such party shall, in the case of an injunction or order, have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.
     SECTION 8.02 Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Mergers are subject to the satisfaction or waiver in writing of the following additional conditions:
          (a) The representations and warranties of the Company Parties contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties (other than the representation in clause (b) of Section 4.08)) does not have and would not have, individually or in the aggregate, a Company Material Adverse Effect. In addition, the representations and warranties set forth in Sections 4.03(a), (b) and (g) shall be true and correct in all material respects and the representations and warranties set forth in clause (b) of Section 4.08 shall be true and correct in all respects as of the Closing, as though made on and as of the Closing (in each case except to the extent expressly made as of a specific date, in which case as of such specific date).
          (b) The Company Parties shall have performed, in all material respects, all obligations and complied with, in all material respects, their agreements and covenants to be performed or complied with them under this Agreement on or prior to the Company Merger Effective Time.
          (c) The Company shall have delivered to Parent a certificate, dated the date of the Company Merger Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).
          (d) Since the date of this Agreement, there shall not have been an effect. event, development or change that, individually or in the aggregate with all other effects, events, developments and changes, has resulted or would result in a Company Material Adverse Effect.
          (e) Parent and the Company shall have received a tax opinion of Sidley Austin LLP, or other counsel to the Company satisfactory to Parent, dated as of the date of the Closing Date, prior to the Company Merger Effective Time, in the form attached hereto as Exhibit F (such opinion shall be based upon customary assumptions and customary representations made by the Company and its Subsidiaries in the form attached hereto as Exhibit F, and such opinion and representations shall be subject to such changes or modifications from the language set forth on such exhibits as may be deemed necessary or appropriate by Sidley Austin LLP (or such counsel rendering the opinion) and as shall be reasonably satisfactory to Parent) opining that the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 1997 through and including the taxable year of the Company ending on the Closing Date (determined without taking into account, or giving effect to, the Company Merger or any transaction undertaken by the Company pursuant to Section 2.06, and assuming for such purposes that the Company shall satisfy the applicable distribution requirements under the Code for the taxable year including the Closing Date).
          (f) At or prior to the Company Merger Effective Time, Bank of America, N.A., as administrative agent under the Credit Agreement, shall have provided the Company Parties with a “payoff” letter acknowledging that, subject to repayment of the aggregate principal amount outstanding under the Credit Agreement, together with all interest accrued thereon and any other fees or expenses payable thereunder, (i) the Credit Agreement shall be terminated, (ii) any and all Liens held by Bank of America, N.A. or any other collateral agent under the Credit Agreement related thereto shall be released and (iii) the Company and the Subsidiaries shall be released from any and all material liabilities and obligations under the Credit Agreement and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination).
          (g) Prior to the Company Merger Effective Time, with respect to each series of Senior Notes, either (i) the requisite consents specified in Section 3.07(a) of the Disclosure Schedule shall have been received under the Debt Offers with respect to the Senior Notes, and the Company, the Operating Partnership and certain of the other Subsidiaries and the respective trustees shall have executed the supplemental indentures described in Section 3.07 of this Agreement to the respective indentures governing the Senior Notes, such supplemental indentures to become effective promptly following the receipt of the required consents with the amendments provided for therein to become operative upon the acceptance of the Senior Notes for payment pursuant to the Debt Offers and concurrently with the Company Merger Effective Time, or (ii) the Company and the Operating Partnership shall have complied with Section 3.08(b) to the extent that such Senior Notes can be redeemed.
     SECTION 8.03 Conditions to the Obligations of the Company Parties.
          The obligations of the Company Parties to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:
          (a) The representations and warranties of the Buyer Parties in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (b) The Buyer Parties shall have performed, in all material respects, all obligations and complied with, in all material respects, their agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Partnership Mergers Effective Time.

          (c) Parent shall have delivered to the Company a certificate, dated the date of the Company Merger Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     SECTION 9.01 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time by action taken or authorized by the Board of Directors or members of the terminating party or parties, notwithstanding any requisite approval of the Company Merger by the shareholders of the Company, and whether before or after the shareholders of the Company have approved the Company Merger at the Company Shareholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company if the Company Merger Effective Time shall not have occurred on or before the six-month anniversary of the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Company Merger Effective Time to occur on or before such date;
          (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of any Merger illegal or otherwise preventing or prohibiting consummation of any Merger (“Governmental Order”); provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to such Merger;
          (d) by Parent if each of it, MergerCo and Merger Partnership is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company Parties herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the End Date, or (ii) there has been a breach on the part of any of the Company Parties of any of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the End Date;
          (e) by the Company if each of the Company Parties is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent, MergerCo or Merger Partnership herein are or become untrue or inaccurate such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the End Date; or (ii) there has been a breach on the part of Parent, MergerCo or Merger Partnership or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by the End Date.
          (f) by the Company or Parent if the Company Shareholder Approval is not obtained at the Company Shareholders’ Meeting upon a vote taken on the Company Merger;
          (g) by Parent:
          (i) if the Company Board withdraws, modifies or amends the Company Recommendation in any manner adverse to the Buyer Parties;
          (ii) if (i) the Company Board approves, endorses or recommends an Acquisition Proposal, (ii) the Company enters into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 7.04(c)), (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Acquisition Proposal (other than by any of the Buyer Parties) is commenced prior to obtaining the Company Shareholder Approval and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement, or (iv) the Company or the Company Board publicly announces its intention to do any of the foregoing; or
          (iii) if the Company Board hereafter exempts any Person other than Parent or any of its Affiliates from the provisions of Article VII of the Company Charter or is required to provide such exemption by the terms of Article VII of the Company Charter; or
          (h) by the Company if the Company Board approves, and authorizes the Company to enter into, a definitive agreement providing for the implementation of a Superior Proposal, but only so long as:
          (i) the Company Shareholder Approval has not yet been obtained;
          (ii) the Company is not then and has not been in breach of any of its obligations under Section 7.04 in any material respect;
          (iii) the Company Board has determined in good faith, after consultation with its financial advisor, that such agreement constitutes a Superior Proposal;
          (iv) the Company has notified Parent in writing that it intends to enter into such agreement, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice;

               (v) during the three (3) Business Day period following Parent’s receipt of such notice, (i) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Mergers and the other transactions contemplated by this Agreement, and (ii) the Company Board shall have determined in good faith, after the end of such three Business Day period, after considering the results of any such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; and
               (vi) the Company pays to Parent the Company Termination Fee in accordance with Section 9.03(b)(ii) simultaneously with such termination (any purported termination pursuant to this Section 9.01(h) shall be void and of no force or effect unless the Company shall have made such payment).
     SECTION 9.02 Effect of Termination .. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representatives thereof) except that the indemnification and reimbursement obligations of the Buyer Parties contained in Sections 2.06, 3.07 and 7.10(b), the Guarantee referred to in Section 5.07(c) and the provisions of Section 7.03(b), Section 7.10(c), this Section 9.02, Section 9.03 and Article X shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any willful breach of any of its representations or warranties, or any breach of its covenants or agreements set forth in this Agreement prior to such termination.
     SECTION 9.03 Fees and Expenses.
          (a) Except as otherwise set forth in this Section 9.03, all expenses (including fees and expenses payable to Representatives and hedging counterparties) incurred by any party to this Agreement or its Affiliates on its behalf in connection with this Agreement or the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.
          (b) The Company agrees that if this Agreement shall be terminated:
          (i) by Parent or the Company pursuant to Section 9.01(b) or Section 9.01(f) or by Parent pursuant to Section 9.01(d) (however, only in the event of a termination pursuant to Section 9.01(d) that relates to a breach by the Company Parties of their obligations under Section 7.02 or Section 7.04) and (A) an Acquisition Proposal shall have been made to the Company Parties or publicly announced prior to such Termination Date (and with respect to termination pursuant to Section 9.01(b), such Acquisition Proposal was not withdrawn prior to the Termination Date), and (B) concurrently with such termination or within twelve (12) months following the Termination Date, the Company enters into a Contract with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A)), then the Company shall pay to Parent, if and when such Contract is entered into or consummation of such Acquisition Proposal occurs, as applicable, the Company Termination Fee (and for purposes of this Section 9.03(b)(i), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal); or
          (ii) by Parent pursuant to Section 9.01(g), or the Company pursuant to Section 9.01(h), then the Company shall pay to Parent the Company Termination Fee on the Termination Date, and with respect to a termination pursuant to Section 9.01(h), such payment shall be made before or concurrently with such termination and shall be a condition to the effectiveness of such termination.
          (c) Except as set forth in Section 9.03(b)(ii) for termination by the Company pursuant to Section 9.01(h), the Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds within three (3) Business Days after the date of the event giving rise to the obligation to make such payment.
          (d) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $200,000,000.
          (e) Subject to Section 10.06, if this Agreement is terminated by the Company pursuant to Section 9.01(e), Parent shall pay to the Company within three (3) Business Days after the date of termination, the reasonable Expenses of the Company Parties not to exceed $7,500,000 (the “Company Expenses”). If this Agreement is terminated by Parent pursuant to Section 9.01(d), the Company shall pay to Parent within three (3) Business Days after the date of termination, the reasonable Expenses of the Buyer Parties not to exceed $7,500,000 (the “Parent Expenses”), and to the extent any Parent Expenses are paid by the Company to Parent, such amount shall be deducted from any Company Termination Fee that may thereafter be payable by the Company pursuant to Section 9.03(b). Subject to Section 10.06, the payment of Company Expenses or Parent Expenses set forth in this Section 9.03 is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.
          (f) Each of the parties hereto acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or Parent Expenses when due or Parent shall fail to pay the Company Expenses when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.
     SECTION 9.04 Escrow.
          (a) To the extent that the Company Parties recover money damages pursuant to and subject to Section 10.06 and the Guarantee (the “Damages Amount”), Parent shall instruct the escrow agent to pay to the Operating Partnership from the Damages Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Damages Amount and (ii) the sum of (1) the maximum amount that can be paid to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 9.04(b) or (B) an opinion from the Company’s outside counsel as described in Section 9.04(b), an amount equal to the Damages Amount less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Damages Amount with an escrow agent selected by Parent and on such terms (subject to Section 9.04(b)) as shall be mutually agreed upon by the Operating Partnership, Parent and the escrow agent. Subject to the terms of Section 10.06 and the Guarantee, the payment or deposit into escrow of the Damages Amount pursuant to this Section 9.04 shall be made at the time Parent is obligated to pay the Operating Partnership such amount pursuant to Section 10.06 and the Guarantee by wire transfer or bank check.
          (b) The escrow agreement shall provide that the Damages Amount in escrow or any portion thereof shall not be released to the Operating Partnership unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the Damages Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Operating Partnership of the Damages Amount would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify Company as a REIT), in which case the escrow agent shall release the remainder of the Damages Amount to the Operating Partnership. Parent agrees to amend this Section 9.04 at the reasonable request of the Company in order to (x) maximize the portion of the Damages Amount that may be distributed from the escrow account to the Operating Partnership hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.04(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.04(b). The escrow agreement shall also provide that any portion of the Damages Amount held in escrow for ten years shall be released by the escrow agent to Parent. Any costs and expenses of the escrow agent shall be borne solely by the Company.
     SECTION 9.05 Waiver. At any time prior to the Company Merger Effective Time, the Company, on the one hand, and Parent, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company (on behalf of the Company Parties) or Parent (on behalf of the Buyer Parties), as applicable. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE X
GENERAL PROVISIONS
     SECTION 10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Company Merger Effective Time.
     SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
(a)   if to any Buyer Party:
c/o Blackstone Real Estate Partners V L.P.
345 Park Avenue
New York, New York 10154
Telecopier No: (212) 583-5573
Attention: Jonathan D. Gray
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Telecopier No: (212) 455-2502
Attention: Brian M. Stadler, Esq.
(b)   if to any Company Party:
Equity Office Properties Trust
Two North Riverside Plaza
Chicago, Illinois 60606
Telecopier No: (312) 559-5021
Attention: Stanley M. Stevens, Esq.
with copies to:
Sidley Austin LLP
One South Dearborn

Chicago, IL 60603
Telecopier No: (312) 853-7036
Attention: Imad I. Qasim, Esq.
Kevin F. Blatchford, Esq.
     SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
     SECTION 10.04 Amendment.
          This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Company Merger Effective Time; provided, however, that, after approval of the Company Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     SECTION 10.05 Entire Agreement; Assignment.
          This Agreement, together with the Confidentiality Agreement and the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except any of the Buyer Parties may assign this Agreement to any direct or indirect wholly-owned subsidiary of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations.
     SECTION 10.06 Remedies. Except as otherwise provided in Section 10.07 or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Without limiting the right to receive any payment it may be entitled to receive under Sections 2.06 and 7.10(b), each of the Company Parties agrees that to the extent it has incurred losses or damages (including any amounts paid by Parent pursuant to Section 9.03(e)) in connection with this Agreement the maximum aggregate liability of the Buyer Parties and Guarantor for such losses or damages shall be limited to an amount equal to the amount of the Guarantee, and in no event shall the Company Parties seek to recover any money damages in excess of such amount from the Buyer Parties or Guarantor or their respective Representatives and affiliates in connection therewith.
     SECTION 10.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by any Company Party in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 9.01, the Buyer Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company Parties and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that none of the Company Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Company Parties’ sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 10.06 and the Guarantee; provided, however, the Company Parties shall be entitled to seek specific performance to prevent any breach by the Buyer Parties of Sections 7.03(b) and 7.10(c).
     SECTION 10.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Section 7.06 (which are intended to be for the benefit of the persons covered thereby and the persons entitled to payment thereunder and may be enforced by such persons).
     SECTION 10.09 Governing Law; Forum. The Company Merger shall be governed by, and construed in accordance with, the laws of the State of Maryland applicable to contracts executed in and to be performed in that State without regard to its rules of conflict of laws. Except as provided in the immediately proceeding sentence, this Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.
     Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail to the address for notice in Section 10.02 with a proof of mailing receipt validated by the United States Postal

Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.
     SECTION 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     SECTION 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     SECTION 10.12 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
     SECTION 10.13 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, to it that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.13.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EQUITY OFFICE PROPERTIES TRUST
By	/s/ Richard D. Kincaid
	Name:	Richard D. Kincaid
	Title:	President and Chief Executive Officer

EOP OPERATING LIMITED PARTNERSHIP By: Equity Office Properties Trust, its general partner
By	/s/ Richard D. Kincaid
	Name:	Richard D. Kincaid
	Title:	President and Chief Executive Officer

BLACKHAWK PARENT LLC
By:	/s/ Jonathan D. Gray
	Name:	Jonathan D. Gray
	Title:	Chief Executive Officer

BLACKHAWK ACQUISITION TRUST
By:	/s/ Jonathan D. Gray
	Name:	Jonathan D. Gray
	Title:	Chief Executive Officer

BLACKHAWK ACQUISITION L.P. By: Blackhawk Acquisition Trust, its sole general partner
By:	/s/ Jonathan D. Gray
	Name:	Jonathan D. Gray
	Title:	Chief Executive Officer

SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER